EXHIBIT 10.27

ASSET PURCHASE AGREEMENT

dated as of November 1, 2011

by and among

FREEDOM COMMUNICATIONS HOLDINGS, INC.,

FREEDOM BROADCASTING OF MICHIGAN, INC.,

FREEDOM BROADCASTING OF TEXAS, INC.,

FREEDOM BROADCASTING OF TENNESSEE, INC.,

FREEDOM BROADCASTING OF FLORIDA, INC.,

FREEDOM BROADCASTING OF OREGON, INC.,

FREEDOM BROADCASTING OF NEW YORK, INC.,

FREEDOM BROADCASTING OF MICHIGAN LICENSEE, LLC,

FREEDOM BROADCASTING OF TEXAS LICENSEE, LLC,

FREEDOM BROADCASTING OF TENNESSEE LICENSEE, LLC,

FREEDOM BROADCASTING OF FLORIDA LICENSEE, LLC,

FREEDOM BROADCASTING OF OREGON LICENSEE, LLC,

FREEDOM BROADCASTING OF NEW YORK LICENSEE, LLC

and

SINCLAIR TELEVISION GROUP, INC.

i

ARTICLE XIII
GENERAL PROVISIONS

Section 13.01	Expenses	65
Section 13.02	Notices	65
Section 13.03	Headings	66
Section 13.04	Severability	66
Section 13.05	Entire Agreement	66
Section 13.06	Successors and Assigns	66
Section 13.07	No Recourse	67
Section 13.08	No Third-Party Beneficiaries	67
Section 13.09	Amendments and Waivers	67
Section 13.10	Governing Law; Jurisdiction	68
Section 13.11	Specific Performance	68
Section 13.12	WAIVER OF JURY TRIAL	68
Section 13.13	Counterparts	68
Section 13.14	No Presumption	68
Section 13.15	Disclosure Schedules	68

Exhibit A-1	Form of Bill of Sale
Exhibit A-2	Form of Assignment of FCC Licenses
Exhibit A-3	Form of Assignment of Trademarks
Exhibit A-4	Form of Special Warranty Deed
Exhibit A-5	Form of Assignment and Assumption Agreement
Exhibit A-6	Form of Assignment and Assumption of Leases

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of November 1, 2011 is by and among Freedom Communications Holdings, Inc., a Delaware corporation (“Parent”), Freedom Broadcasting of Michigan, Inc., a Delaware corporation (“Michigan”), Freedom Broadcasting of Texas, Inc., a California corporation (“Texas”), Freedom Broadcasting of Tennessee, Inc., a Tennessee corporation (“Tennessee”), Freedom Broadcasting of Florida, Inc., a Delaware corporation (“Florida”), Freedom Broadcasting of Oregon, Inc., a California corporation (“Oregon”), Freedom Broadcasting of New York, Inc., a New York corporation (“New York” and, together with Michigan, Texas, Tennessee, Florida and Oregon, the “Operating Company”), Freedom Broadcasting of Michigan Licensee, LLC (“Michigan Licensee”), Freedom Broadcasting of Texas Licensee, LLC (“Texas Licensee”), Freedom Broadcasting of Tennessee Licensee, LLC (“Tennessee Licensee”), Freedom Broadcasting of Florida Licensee, LLC (“Florida Licensee”), Freedom Broadcasting of Oregon Licensee, LLC (“Oregon Licensee”), and Freedom Broadcasting of New York Licensee, LLC (“New York Licensee” and, together with Michigan Licensee, Texas Licensee, Tennessee Licensee, Florida Licensee and Oregon Licensee, the “FCC Licensees”), on the one hand, and Sinclair Television Group, Inc., a Maryland corporation (“Buyer”), on the other hand.

RECITALS

WHEREAS, each Seller (as defined below), other than the FCC Licensees, is a direct or indirect wholly owned Subsidiary of Freedom Broadcasting, Inc., a Delaware corporation (“Broadcasting”);

WHEREAS, Broadcasting is a direct wholly owned Subsidiary of Freedom Communications, Inc., a Delaware corporation (“Communications”) and an indirect wholly owned Subsidiary of Parent;

WHEREAS, Operating Company is the owner of the assets (other than the FCC Licenses) used in the operation of the following broadcast television stations (each, a “Station” and, collectively, the “Stations”), pursuant to licenses issued by the Federal Communications Commission (the “FCC”):

Michigan	WWMT-TV, Kalamazoo, Michigan
Michigan	WLAJ-TV, Lansing, Michigan
Texas	KFDM-TV, Beaumont, Texas
Tennessee	WTVC-TV, Chattanooga, Tennessee
Florida	WPEC-TV, West Palm Beach, Florida
Oregon	KTVL-TV, Medford, Oregon
New York	WRGB-TV, Albany, Schenectady and Troy, New York
New York	WCWN-TV, Albany, Schenectady and Troy, New York

WHEREAS, the FCC Licenses are held by the FCC Licensees, which are owned and controlled by the Broadcast Trust;

WHEREAS, Buyer desires to purchase substantially all of the assets and assume certain of the liabilities, and Seller desires to sell to Buyer substantially all of the assets and transfer certain of the liabilities, related to, used or held for use in the conduct of each Station on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, Operating Company and Buyer are, simultaneously with the execution and delivery of this Agreement, entering a sub-local marketing agreement (the “LMA”) pursuant to which Buyer shall purchase time on the Stations, which time is being brokered to Operating Company by the FCC Licensees, to present Buyer’s programming and to sell advertising time for inclusion in such programming, beginning on the LMA Commencement Date and pending and through the closing of the transactions contemplated in this Agreement; and

WHEREAS, Buyer and Parent intend that this Agreement will be adopted by the written consent of (a) at least a majority of the outstanding shares of Class A Common Stock and Class B Common Stock of Parent, voting together as a single class, entitled to vote on the adoption of this Agreement and (b) the sole stockholder of each Operating Company (the “Requisite Approval”), in accordance with Section 228 of the Delaware General Corporation Law as soon as reasonably practicable following the execution and delivery of this Agreement by Buyer, Seller and Parent.

NOW, THEREFORE, in consideration of the mutual covenants and agreements to be derived from this Agreement, Buyer, Seller and Parent hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01          Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” means (a) an independent certified public accounting firm in the United States of national recognition mutually acceptable to Operating Company and Buyer or (b) if Operating Company and Buyer are unable to agree upon such a firm, then the regular independent auditors for Operating Company and Buyer shall mutually agree upon a third independent certified public accounting firm, in which event, “Accounting Firm” shall mean such third firm.

“Accounts Receivable” means all accounts receivable (other than accounts receivable relating to Tradeout Agreements or film and program barter agreements), and all rights to receive payments under any notes, bonds and other evidences of indebtedness and all other rights to receive payments, arising out of sales occurring in the conduct of the Business prior to the earlier of the LMA Commencement Date and the Effective Time for services performed (e.g., the actual broadcast of commercials sold) or delivered by the Business prior to the earlier of the LMA Commencement Date and the Effective Time.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such other Person.

“Ancillary Agreements” means the LMA, the Escrow Agreement and any other certificate, agreement, document or other instrument to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“ASCAP” means the American Society of Composers, Authors and Publishers.

“Balance Sheet Date” means December 31, 2010.

“Bankruptcy Court Approval” means an approval sought from the Bankruptcy Court for the transactions contemplated by this Agreement, including the transfer of the FCC Licenses to Buyer by the FCC Licensees, pursuant to the confirmed Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code of Freedom Communications Holdings, Inc., et al., Debtors, Dated January 28, 2010, as Modified by First Modification Dated February 24, 2010, Second Modification Dated March 8, 2010, and Third Modification Dated March 9, 2010.

“Bargaining Agreement” means the collective bargaining agreements set forth on Disclosure Schedule Section 3.14(b).

“BMI” means Broadcast Music Incorporated.

“Broadcast Trust” means the Freedom Communications Broadcast Trust formed under the Trust Agreement.

“Business” means the conduct and operation of the Stations.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed (or actually closed) in the City of New York.

“Cash and Cash Equivalents” means those items which are required by GAAP to be included as “cash” or “cash equivalents” on the Financial Statements as of the Effective Time (plus interest, if any, accruing on such amount at the prime rate (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) from such date until the Closing Date).

“Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of Parent.

“Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of Parent.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means collectively, the Communications Act of 1934, as amended, the Telecommunications Act of 1996, the Children’s Television Act of 1990, and the rules and regulations promulgated under the foregoing, in each case, as in effect from time to time.

“Confidentiality Agreement” means the non-disclosure agreement between Parent and Buyer, dated as of September 9, 2011.

“Contracts” means contracts, agreements, leases, non-governmental licenses, sales and purchase orders and other agreements (including Leases, Real Property Leases and employment agreements), written or oral (including any amendments or modifications thereto).

“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled” and “Controlling” shall have a correlative meaning.

“Copyrights” means all copyrights and copyright applications and registrations therefor used exclusively by Seller in connection with the Business.

“Credit Agreement” means, collectively, that certain (a) Credit Agreement dated as of April 30, 2010 (as amended, restated, supplemented or otherwise modified from time to time), by and among Parent, Communications, General Electric Capital Corporation, as administrative agent, and each of the other parties thereto, (b) Term A Facility Credit Agreement dated as of April 30, 2010 (as amended, restated, supplemented or otherwise modified from time to time), by and among Parent, Communications, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, and (c) Term B Facility Credit Agreement dated as of April 30, 2010 (as amended, restated, supplemented or otherwise modified from time to time), by and among Parent, Communications, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“Effective Time” means 12:01 a.m., New York City time, on the Closing Date.

“Employee Plan” means any (a) employee benefit plan, arrangement or policy subject to ERISA, including any retirement, pension, deferred compensation, severance, profit sharing, savings, group health, dental, life insurance, disability or cafeteria plan, policy or arrangement; (b) any equity or equity-based compensation plan; (c) any bonus or incentive arrangement; and (d) any severance or termination agreements, policies or arrangements that are not covered by ERISA; in each case, maintained or contributed to or required to be maintained or contributed to by Seller for the benefit of any current or former Employee.

“Employees” means (a) the full-time, part-time and per diem employees employed by Operating Company, (b) those employees of Broadcasting who are listed on

Disclosure Schedule Section 1.01(a), and (c) those employees of the FCC Licensees who are listed on Disclosure Schedule Section 8.01(a).

“Environmental Laws” means any Law in effect on the date of this Agreement whether local, state, or federal relating to:  (a) Releases or threatened Releases of Hazardous Materials into the environment; (b) the use, treatment, storage, disposal, handling, discharging or shipment of Hazardous Material; (c) the regulation of storage tanks; or (d) otherwise relating to pollution or protection of human health, occupational safety and the environment.

“Equipment” means all machinery, equipment, computers, motor vehicles, furniture, fixtures, furnishings, towers, antennas, transmitters, tools, toolings, parts, blank films and tapes and other items of tangible personal property owned or leased by Seller (other than such items that are no longer in use at the Stations as a result of obsolescence or having been replaced by other property).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Estimated Adjustment” means, with respect to the Estimated Settlement Statement, an amount equal to the Buyer Prorated Amount minus the Seller Prorated Amount, which amount shall be expressed as a positive or negative number.

“FCC Consent” means the FCC’s grant of its consent to the assignment of each of the FCC Licenses identified on Disclosure Schedule Section 3.12(a)(1) from the FCC Licensees to Buyer.

“FCC Licenses” means the FCC licenses, permits and other authorizations issued by the FCC for use in the operation of the Stations, each of which is identified on Disclosure Schedule Section 3.12(a)(1), and any other license, permit or other authorization, including any temporary waiver or special temporary authorization and any renewals thereof or any transferable pending application therefor.

“Final Adjustment” means, with respect to the Final Settlement Statement, an amount equal to the Buyer Prorated Amount minus the Seller Prorated Amount, which amount shall be expressed as a positive or negative number.

“Final Order” means an action by the FCC (a) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended; (b) with respect to which no request for stay, motion or petition for rehearing, reconsideration or review, or application or request for review or notice of appeal or sua sponte review by the FCC is pending; and (c) as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC’s own motion has expired.

“GAAP” means United States generally accepted accounting principles as in effect on the Balance Sheet Date, consistently applied.

“Governmental Authority” means any federal, state or local or any foreign government, legislature, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means hazardous or toxic wastes, chemicals, substances, constituents, pollutants or related material, whether solids, liquids, or gases, defined or regulated under § 101(14) of CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300(f) et seq.; the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq. or any similar applicable federal, state or local Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Income Taxes” means income, franchise, doing business and similar taxes.

“Indebtedness” means, with regard to any Person, any liability or obligation, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, monies, debentures, or similar instruments or upon which interest payments are normally made, (ii) for the payment of any deferred purchase price of any property, assets or services (including pursuant to capital leases) but excluding trade payables and Program Rights Obligations, (iii) guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (iv) all obligations under acceptance, standby letters of credit or similar facilities, (v) all matured obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any membership interests, shares of capital stock or other ownership or profit interest or any warrants, rights or options to acquire such membership interests, shares or such other ownership or profit interest, (vi) all accrued interest of all obligations referred to in (i) – (v) and (vii) all obligations referred to in (i) – (vi) of a third party secured by any Lien on property or assets.

“Intangible Property” means (a) Copyrights; (b) Trademarks, including all of the rights, if any, of Seller in and to the Stations’ call letters and any derivative thereof; (c) Trade Secrets; (d) all domain leases and names used exclusively by Seller; and (e) all goodwill, if any, associated therewith.

“Knowledge of Seller” means (a) as of the date of this Agreement, the actual knowledge of the president and the chief financial officer of Broadcasting, as well as the general manager and chief engineer (or person holding a similar position, but not including any contract employee or consultant) of each Station, and (b) as of the Closing Date, the actual knowledge of the president and the chief financial officer of Broadcasting.

“Law” means any United States (federal, state, local) or foreign law, constitution, treaty statute, ordinance, regulation, rule, code, order, judgment, injunction, writ or decree.

“Leases” means those leases, subleases, licenses or other occupancy agreements (including any and all assignments, amendments and other modifications of such leases, subleases, licenses and other occupancy agreements), pertaining to the use or occupancy of the Real Property where Seller holds an interest as landlord, licensor, sublandlord or sublicensor.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, easement, right of way, restrictive covenant, encroachment, security interest or encumbrance of any kind whatsoever, whether voluntarily incurred or arising by operation of Law or otherwise, in respect of such property or asset.

“LMA Commencement Date” has the definition as provided in the LMA.

“Market” means, as applicable, (a) the Grand Rapids—Kalamazoo—Battle Creek, Michigan Nielsen Designated Market Area, (b) the Lansing, Michigan Nielsen Designated Market Area, (c) the Beaumont—Port Arthur, Texas Nielsen Designated Market Area, (d) the Chattanooga, Tennessee Nielsen Designated Market Area, (e) the West Palm Beach—Ft. Pierce, Florida Nielsen Designated Market Area, (f) the Medford—Klamath Falls, Oregon Nielsen Designated Market Area, or (g) the Albany—Schenectady—Troy, New York Nielsen Designated Market Area.

“Material Adverse Effect” means any effect or change that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the financial condition, assets or results of operations of (i) Stations WWMT-TV, WTVC-TV, WPEC-TV and WRGB-TV, considered together, or (ii) the Stations, considered together, or (b) the ability of Seller and Parent, considered together, to perform their obligations under this Agreement; provided, however, that any material adverse effect primarily attributable to (i) an event or series of events or circumstances affecting the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (ii) any event, state of facts or circumstances or development affecting television programming services generally or the television broadcast industry generally (including legislative or regulatory matters), (iii) any change or development in national, regional, state or local telecommunications or internet transmission systems, (iv) general economic conditions, including any downturn caused by acts of war or terrorism or a natural disaster, such as an earthquake or hurricane, (v) the suspension of trading generally on the New York Stock Exchange or the Nasdaq Stock Market, (vi) the announcement, execution and performance of this Agreement, (vii) any action taken by Seller as expressly contemplated by this Agreement or with Buyer’s written consent or at Buyer’s written request, (viii) any failure to meet internal or published financial or rating projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided, however, that the underlying causes of such failure (subject to the other provisions of this definition) shall not be excluded), (ix) changes in Law or GAAP or the interpretation thereof, (x) the ratings or performance of any network with which a Station is affiliated or (xi) actions or inactions taken by or on behalf of Buyer under the LMA, in each case shall not constitute a Material Adverse Effect.

“Material Contract” means any Contract required to be listed on Disclosure Schedule Section 3.05(a).

“MVPDs” means any multi-channel video programming distributor, including cable systems, telephone companies and DBS systems.

“Permitted Liens” means, as to any property or asset of any Station, (a) liens for Taxes, assessments and governmental charges not yet due and payable or which are being contested in good faith and for which appropriate reserves exist on the Financial Statements, (b) terms and conditions of any Leases, (c) zoning laws and ordinances and similar Laws that are not materially violated by any existing improvement or that do not prohibit the use of the Real Property as currently used in the operation of the Business; (d) any right reserved to any Governmental Authority to regulate the affected property (including restrictions stated in any permits); (e) in the case of any leased asset, (i) the rights of any lessor under the applicable lease agreement or any Lien granted by any lessor, (ii) any statutory Lien for amounts that are not yet due and payable or are being contested in good faith, (iii) any subleases and (iv) the rights of the grantor of any easement or any Lien granted by such grantor on such easement property; (f) easements, rights of way, restrictive covenants and other encumbrances, encroachments or other similar matters affecting title that do not materially adversely affect title to the property subject thereto or materially impair the continued use of the property in the ordinary course of the business of the Stations; (g) inchoate materialmens’, mechanics’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business; (h) Liens that will be discharged prior to Closing; (i) any state of facts an accurate survey would show, provided same does not render title unmarketable or prevent the Real Property being utilized in substantially the same manner as currently used; (j) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations and which pledges or deposits are reflected in the Financial Statements to the extent required by GAAP; and (k) any other Lien, other than a Lien securing a monetary obligation, that does not detract from, interfere with or impair the use of or value of any such property or asset as currently used.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association, trust or other legal entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning and ending after the Effective Time.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or prior to the Effective Time.

“Program Rights” means all rights of the Stations to broadcast television programs or shows as part of the Stations’ programming, including all film and program barter agreements, sports rights agreements, news rights or service agreements, affiliation agreements and syndication agreements.

“Program Rights Obligations” means all obligations in respect of the purchase, use, licenses or acquisition of programs, programming materials, films and similar assets used in connection with the Business in the ordinary course consistent with past practice which relate to the utilization of the Program Rights on or after the earlier of the LMA Commencement Date or the Effective Time.

“Real Property” means the real property owned, leased, subleased or licensed by or to Seller, together with all right, title and interest of Seller in all buildings, towers, improvements, fixtures and structures located thereon, but excluding Tower Leases.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Seller” means the Operating Company and the FCC Licensees.

“Seller Account” means the accounts set forth on Disclosure Schedule Section 1.01(b).

“SESAC” means the Society of European Stage Authors & Composers.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) or more of the ordinary voting power (or, in the case of a partnership, fifty percent (50%) or more of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Tax” or “Taxes” means all federal, state, local or foreign income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangible or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding) imposed by a Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Tower Leases” means any agreement pertaining to the use and/or installation of radio masts and/or towers used for telecommunications and broadcasting, where Seller holds an interest as tenant or subtenant.

“Trade Secrets” means all proprietary information of Seller that is not generally known and is used exclusively in the operation of the Business, as to which reasonable efforts have been made to prevent unauthorized disclosure, and which provides a competitive advantage to those who know or use it.

“Trademarks” means all trade names, trademarks, service marks, trade dress, jingles, slogans, logos, other source or business identifiers, trademark and service mark registrations and trademark and service mark applications owned, used, licensed by or leased by Seller, including those set forth on Disclosure Schedule Section 3.06(a), and the goodwill appurtenant thereto.

“Tradeout Agreement” means any Contract, other than film and program barter agreements, pursuant to which Seller has agreed to sell or trade commercial air time or commercial production services of a Station in consideration for any property or service in lieu of or in addition to cash.

“Transfer Taxes” means all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees.

“Trust Agreement” means that certain Trust Agreement entered into as of March 9, 2010 among Florida, Michigan, New York, Oregon, Texas, and Tennessee, and Gary R. Chapman, as Trustee.

“Union Employees” means all Employees the terms of whose employment are governed by a Bargaining Agreement.

Section 1.02          Cross Reference Table.  The following terms defined in this Agreement in the sections set forth below shall have the respective meaning therein defined:

Accounting Firm	1.01
Accounts Receivable	1.01
Action	1.01
Active Employees	8.01(a)
Affiliate	1.01
Agreement	Preamble
Ancillary Agreements	1.01
Antitrust Laws	1.01
ASCAP	1.01
Assumed Contracts	2.01(c)
Assumed Liabilities	2.03
Balance Sheet Date	1.01
Bankruptcy Court Approval	1.01
Bargaining Agreement	1.01
BMI	1.01
Broadcast Trust	1.01
Broadcasting	Recitals
Business	1.01
Business Day	1.01
Business Financial Statements	3.08(a)
Business Unaudited Financial Statements	3.08(a)
Business Unaudited Interim Financial Statements	3.08(a)

Buyer	Preamble
Buyer FSA Plan	8.07
Buyer Indemnified Parties	12.03(a)
Buyer Prorated Amount	2.09(a)
Buyer Warranty Breach	12.02(a)(i)
Buyer’s 401(k) Plan	8.02
Cap	12.02(b)
Cash and Cash Equivalents	1.01
Claim	5.02(e)
Class A Common Stock	1.01
Class B Common Stock	1.01
Closing	2.08
Closing Date	2.08
Closing Transactions	2.08
Code	1.01
Collection Period	6.02(a)
Communications	Recitals
Communications Act	1.01
Confidentiality Agreement	1.01
Consent Delivery Date	2.07
Contracts	1.01
Control	1.01
Copyrights	1.01
Credit Agreement	1.01
Damaged Asset	5.04
Deductible	12.02(b)
Default Payment	11.02(b)
DOJ	7.01(d)
Effective Time	1.01
Employee Plan	1.01
Employees	1.01
Employment Commencement Date	8.01(a)
Environmental Laws	1.01
Equipment	1.01
ERISA	1.01
Escrow Agent	2.07
Escrow Agreement	2.07
Escrow Deposit	2.07
Estimated Adjustment	1.01
Estimated Settlement Statement	2.09(d)
Excluded Assets	2.02
Excluded Contracts	2.02(k)
Excluded Liabilities	2.04
FCC	Recitals
FCC Application	7.01(c)
FCC Consent	1.01

FCC Licensees	Preamble
FCC Licenses	1.01
Final Adjustment	1.01
Final Order	1.01
Final Settlement Statement	2.09(h)
Florida	Preamble
Florida Licensee	Preamble
FTC	7.01(d)
GAAP	1.01
Governmental Authority	1.01
Governmental Order	1.01
Hazardous Material	1.01
HSR Act	1.01
Inactive Employees	8.01(a)
Income Taxes	1.01
Indebtedness	1.01
Indemnified Party	12.04(a)
Indemnifying Party	12.04(a)
Information Statement	5.09(b)
Intangible Property	1.01
Knowledge of Seller	1.01
Law	1.01
Leases	1.01
Lien	1.01
LMA	Recitals
LMA Commencement Date	1.01
Losses	12.02(a)
Market	1.01
Material Adverse Effect	1.01
Material Assumed Contract	3.05(a)
Material Contract	1.01
Michigan	Preamble
Michigan Licensee	Preamble
MVPDs	1.01
New York	Preamble
New York Licensee	Preamble
Non-Union Transferred Employees	8.01(a)
Notice of Disagreement	2.09(h)
Operating Company	Preamble
Oregon	Preamble
Oregon Licensee	Preamble
Owned Real Property	3.07(a)
Parent	Preamble
Parent Parties	13.06
Permits	3.11
Permitted Liens	1.01

Person	1.01
Post-Closing Tax Period	1.01
Pre-Closing Tax Period	1.01
Program Rights	1.01
Program Rights Obligations	1.01
Prorated Assumed Liabilities	2.09(a)
Prorated Purchased Assets	2.09(a)
Purchase Price	2.06
Purchased Assets	2.01
Real Property	1.01
Real Property Leases	3.07(d)
Release	1.01
Remitted Payment	6.02(b)
Remitted Payments	6.02(b)
Requisite Approval	Recitals
Section 2.02(n) Contracts	2.02(n)
Seller	1.01
Seller Account	1.01
Seller FSA Plan	8.07
Seller Indemnified Parties	12.02(a)
Seller Prorated Amount	2.09(a)
Seller Warranty Breach	12.03(a)(i)
SESAC	1.01
Settlement Statement	2.09(e)
Solvent	4.10
Specified Payment	6.02(a)
Specified Payments	6.02(a)
Station	Recitals
Stations	Recitals
Stockholder Approval	3.02(c)
Subsidiary	1.01
Tax	1.01
Tax Returns	1.01
Taxes	1.01
Tennessee	Preamble
Tennessee Licensee	Preamble
Termination Date	11.01(b)(i)
Texas	Preamble
Texas Licensee	Preamble
Threshold	12.02(b)
Tower Leases	1.01
Trade Secrets	1.01
Trademarks	1.01
Tradeout Agreement	1.01
Transfer Date	8.07
Transfer Taxes	1.01

Transferred Employees	8.01(a)
Trust Agreement	1.01
Union Employees	1.01
WARN Act	8.09

Section 1.03          Terms Generally.  (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Disclosure Schedules and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Disclosure Schedule references are to the Articles, Sections and paragraphs in, and the Exhibits and Disclosure Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless otherwise specified, and (d) the word “or” shall not be exclusive.

ARTICLE II
PURCHASE AND SALE

Section 2.01          Purchase and Sale.  Pursuant to the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free of all Liens other than Permitted Liens, all of Seller’s right, title and interest in, to and under all of its assets, other than the Excluded Assets, in each case as and to the extent located at or used primarily with respect to the Stations, including the following assets, Contracts, and properties (tangible or intangible), as the same shall exist on the date of this Agreement and not disposed of in accordance with Section 5.01, and all similar assets of the Business acquired by Seller between the date hereof and the Closing, as follows (the “Purchased Assets”):

(a)           all Real Property and Tower Leases;

(b)           all Equipment;

(c)           all rights under all Contracts to which Seller is a party that (i) are listed or referenced on Disclosure Schedule Section 3.05(a) or Disclosure Schedule Section 3.13(a), (ii) are not required by the terms thereof to be listed on Disclosure Schedule Section 3.05(a), (iii) may result from the television broadcasting industry wide negotiations with SESAC, ASCAP and BMI, (iv) are referenced in other subsections to this Section 2.01 or the corresponding Section in the Disclosure Schedules, or (v) are entered into after the date hereof by Seller pursuant to the terms and subject to the conditions of Section 5.01 (collectively, the “Assumed Contracts”); provided, however, that Assumed Contracts shall in no event include Excluded Contracts;

(d)           all prepaid expenses and deposits (other than prepaid Taxes) and ad valorem Taxes, leases and rentals;

(e)           all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including unliquidated rights under manufacturers’ and vendors’ warranties, in each case only to the extent Buyer incurs Losses relating thereto and occurring after the Effective Time;

(f)            all Intangible Property;

(g)           all Internet web sites and related agreements, content and databases and domain name registrations, as set forth on Disclosure Schedule Section 2.01(g);

(h)           all FCC Licenses and all transferable municipal, state and federal franchises, licenses, permits or other governmental authorizations relating to the Stations;

(i)            all prepayments under advertising sales contracts for committed air time for advertising on any Station that has not been aired prior to the earlier of the LMA Commencement Date and the Closing Date;

(j)            all information and data, sales and business records, books of account, files, invoices, inventory records, general, financial, accounting and real and personal property and sales and use Tax records (but excluding all other Tax records), personnel and employment records for Transferred Employees (to the extent permitted by Law) and all engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers and lists of present and former customers, quality control records and manuals, blueprints, litigation and regulatory files, and all other books, documents and records;

(k)           all management and other systems (including computers and peripheral equipment), databases, computer software, computer disks and similar assets, and all licenses and rights in relation thereto; and

(l)            all other items listed on Disclosure Schedule Section 2.01(l).

Section 2.02          Excluded Assets.  Buyer expressly understands and agrees that the following assets and properties of Seller (the “Excluded Assets”) shall not be acquired by Buyer and are excluded from the Purchased Assets:

(a)           all of Seller’s Cash and Cash Equivalents;

(b)           all bank and other depository accounts of Seller;

(c)           insurance policies relating to the Stations and the Business, and all claims, credits, causes of action or rights, including rights to insurance proceeds, thereunder;

(d)           all interest in and to refunds of Taxes relating to Pre-Closing Tax Periods or the other Excluded Assets;

(e)           any cause of action or claim relating to any event or occurrence prior to the Effective Time (other than as specified in Section 2.01(e));

(f)                                   all Accounts Receivable;

(g)                                  intercompany accounts receivable and intercompany accounts payable of Parent and its Subsidiaries;

(h)                                 all (i) books, records, files and papers, whether in hard copy or computer format, relating to the preparation of this Agreement or the transactions contemplated hereby, (ii) all minute books and corporate records of Seller and its Affiliates and (iii) duplicate copies of records of the Stations;

(i)                                     all rights of Seller arising under this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby;

(j)                                    any Purchased Asset sold or otherwise disposed of prior to Closing as permitted hereunder;

(k)                                 Contracts that are not Assumed Contracts (collectively, the “Excluded Contracts”);

(l)                                     other than as specifically set forth in Article VIII, any Employee Plan and any assets of any Employee Plan sponsored by Seller or any of its Affiliates including any amounts due to such Employee Plan from Seller or any of its Affiliates;

(m)                             all Tax records, other than real and personal property and sales and use Tax records;

(n)                                 all Contracts listed on Disclosure Schedule Section 2.02(n) (“Section 2.02(n) Contracts”); and

(o)                                 all Contracts listed on Disclosure Schedule Section 2.02(o).

Section 2.03                             Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Effective Time, to assume, pay and perform only the following liabilities of Seller (the “Assumed Liabilities”):

(a)                                 all liabilities set forth on the Business Financial Statements, other than the Indebtedness;

(b)                                 the liabilities and obligations arising with respect to the operation of the Business, including the Purchased Assets, on and after the Effective Time (except as provided in the LMA and excluding any liability or obligation arising from, or relating to the performance or non-performance thereof, prior to the Effective Time);

(c)                                  any liability or obligation to the extent of the amount of credit received by Buyer under Section 2.09(a);

(d)                                 all liabilities and obligations relating to the Business or the Purchased Assets arising out of Environmental Laws, whether or not presently existing, except for liabilities and obligations that are required to be disclosed on Disclosure Schedule Section 3.16, but which are not so disclosed;

(e)                                  all liabilities with respect to Transferred Employees and Employee Plans expressly assumed under Article VIII.

Section 2.04                             Excluded Liabilities.  Notwithstanding any provision in this Agreement, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller or any of its Affiliates of whatever nature, whether presently in existence or arising hereafter.  All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”), and, notwithstanding anything to the contrary in Section 2.03, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

(a)                                 any liability or obligation under or with respect to any Assumed Contract, Permit, Governmental Order, Real Property Lease or Lease required by the terms thereof to be discharged prior to the Effective Time and/or as set forth on Disclosure Schedule Section 2.04(a);

(b)                                 any liability or obligation for which Seller has already received or will receive the partial or full benefit of the asset to which such liability or obligation relates, but only to the extent of such benefit received;

(c)                                  the liability related to the Indebtedness, including, without limitation, as set forth on Disclosure Schedule Section 2.04(c);

(d)                                 any liability or obligation relating to or arising out of any of the Excluded Assets or any Employee Plan (other than an Employee Plan included as a Purchased Asset pursuant to Section 2.01(c));

(e)                                  any Tax liability or obligation (except as expressly provided in Section 2.09(b) or Section 9.02) related to Pre-Closing Tax Periods;

(f)                                   any liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller, Broadcast Trust, Parent or any direct or indirect Subsidiary thereof , other than any liability to any Transferred Employee incurred on or after the applicable Employment Commencement Date;

(g)                                  the liabilities and obligations arising with respect to the operation of the Business, including the Purchased Assets, prior to the Effective Time (excluding any liability or obligation expressly assumed by Buyer hereunder or as provided in the LMA); and

(h)                                 any liability of Seller under this Agreement or any document executed in connection therewith, including the Ancillary Agreements.

Section 2.05                             Assignment of Contracts and Rights.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of Buyer or Seller thereunder.  Operating Company and Buyer shall use their commercially reasonable efforts to obtain such consents after the execution of this Agreement until each such consent is obtained.  If any such consent is not obtained prior to the Closing Date, Operating Company and Buyer shall use their commercially reasonable efforts to obtain such consent as soon as possible after the Closing Date.  In addition, Operating Company and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, occupancy and/or use agreements or sub-leasing to Buyer and enforcement by Operating Company for the benefit of Buyer of any and all rights of such Operating Company against a third party thereto.  Notwithstanding the foregoing, neither Seller, Buyer nor any of their Affiliates shall be required to pay consideration to any third party to obtain any consent.

Section 2.06                             Purchase Price.  In consideration for the sale of the Purchased Assets, Buyer shall, at the Closing, in addition to assuming the Assumed Liabilities, pay to Seller the sum of Three Hundred Eighty-Five Million Dollars ($385,000,000) (the “Purchase Price”) by wire transfer of immediately available federal funds pursuant to wire instructions that Operating Company shall provide to Buyer.

Section 2.07                             Escrow.  Within two (2) Business Days after the date that Parent shall have delivered copies of the Requisite Approval to Buyer (the “Consent Delivery Date”), Buyer shall deliver to JPMorgan Chase Bank, National Association (the “Escrow Agent”) Thirty-Eight Million Five Hundred Thousand Dollars ($38,500,000) to be held as an earnest money deposit (“Escrow Deposit”) pursuant to an Escrow Agreement of even date herewith (the “Escrow Agreement”).  The Escrow Deposit (together with interest earned thereon) shall be paid to Seller as partial payment of the cash Purchase Price due at Closing to Seller, or shall otherwise be made available to Seller or released to Buyer at Closing unless earlier released to Seller in accordance with Section 11.02(b) and Section 11.02(d) hereof.

Section 2.08                             Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, at 10:00 a.m. on the fifth (5th) Business Day to occur following full satisfaction or waiver of all of the closing conditions set forth in Article X hereof (other than those required to be satisfied at the Closing) or on such other date or at such other location as is mutually agreeable to Buyer and Operating Company.  The date and time of the Closing are herein referred to as the “Closing Date.”  Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following “Closing Transactions” at the Closing:

(a)                                 Buyer shall deliver to Seller:

(i)                                     the certificate described in Section 10.02(a);

(ii)                                  the documents described in Section 10.02(b); and

(iii)                               the Purchase Price in accordance with Section 2.06 by wire transfer of immediately available federal funds; and

(iv)                              such other documents and instruments as the Seller has determined to be reasonably necessary to sell the Purchased Assets and for the Buyer to assume the Assumed Liabilities.

(b)                                 Seller shall deliver, or cause to be delivered, to Buyer:

(i)                                     the certificate described in Section 10.03(a) from the appropriate Seller entity;

(ii)                                  the documents described in Section 10.03(b) from the appropriate Seller entity;

(iii)                               a duly executed Bill of Sale, substantially in the form of Exhibit A-1 from the appropriate Seller entity;

(iv)                              a duly executed Assignment for the FCC Licenses, substantially in the form of Exhibit A-2 from the appropriate Seller entity, executed by the appropriate FCC Licensee;

(v)                                 a duly executed Assignment for the Intangible Property, substantially in the form of Exhibit A-3 from the appropriate Seller entity, if any owned and registered Intangible Property is included in the Purchased Assets; and

(vi)                              a duly executed special warranty deed for each Owned Real Property, substantially in the form of Exhibit A-4 from the appropriate Seller entity;

(vii)                           such other documents and instruments as the Buyer has determined to be reasonably necessary to for it acquire the Purchased Assets and assume the Assumed Liabilities; and

(c)                                  Seller and Buyer shall enter into and deliver to each other:

(i)                                     a duly executed Assignment and Assumption Agreement, substantially in the form of Exhibit A-5 from the appropriate Seller entity;

(ii)                                  a duly executed Assignment and Assumption Agreement for the Leases and the Real Property Leases, substantially in the form of Exhibit A-6 from the appropriate Seller entity, or, in the event that necessary consents to assignment have not been obtained prior to the Closing, appropriate subleases, occupancy or use agreements pursuant to Section 2.05 hereof; and

(iii)                               such other documents as set forth in Section 10.02 and Section 10.03.

Section 2.09                             General Proration.

(a)                                 All Purchased Assets that would be classified as current assets in accordance with GAAP, and all Assumed Liabilities that would be classified as current liabilities in accordance with GAAP, shall be prorated between Buyer and Seller as of the earlier of the LMA Commencement Date and the Effective Time, including by taking into account the elapsed time or consumption of an asset during the month in which the LMA Commencement Date or the Effective Time, as the case may be, occurs (respectively, the “Prorated Purchased Assets” and the “Prorated Assumed Liabilities”).  Such Prorated Purchased Assets and Prorated Assumed Liabilities relating to the period prior to the earlier of the LMA Commencement Date and the Effective Time shall be for the account of Seller and those relating to the period on and after the earlier of the LMA Commencement Date and the Effective Time for the account of Buyer and shall be prorated accordingly.  In accordance with this Section 2.09, (i) Buyer shall be required to pay to Seller the amount of any Prorated Purchased Asset previously paid for by Seller, to the extent Buyer will receive a current benefit on and after the earlier of the LMA Commencement Date and the Effective Time, provided that such amount should not have been recognized as an expense in accordance with GAAP prior to the earlier of the LMA Commencement Date and the Effective Time (the “Buyer Prorated Amount”); and (ii) Seller shall be required to pay to Buyer the amount of any Prorated Assumed Liabilities to the extent they arise with respect to the operation of the Business prior to the earlier of the LMA Commencement Date and the Effective Time and are not assumed or paid for by Seller (the “Seller Prorated Amount”).  Such payment by Buyer or Seller, as the case may be, shall be made within ten (10) Business Days after the Final Settlement Statement becomes final and binding upon the parties.

(b)                                 Such prorations shall include all ad valorem and other property Taxes, FCC regulatory fees, utility expenses, liabilities and obligations under Contracts, rents and similar prepaid and deferred items, reimbursable expenses and all other expenses and obligations, such as deferred revenue and prepayments and sales commissions, attributable to the ownership and operation of the Stations that straddle the period before and after the Effective Time.  Notwithstanding anything in this Section 2.09 to the contrary, (i) except as set forth in this clause (b), with respect to Tradeout Agreements for the sale of time for goods or services assumed by Buyer, if at the earlier of the Effective Time or the LMA Commencement Date, the Stations have an aggregate negative barter balance (i.e., the amount by which the value of air time to be provided by the Stations after the earlier of the Effective Time or LMA Commencement Date exceeds the fair market value of corresponding goods and services to be received after such date), there shall be no proration or adjustment, unless the aggregate negative barter balance of the Stations exceeds $150,000, in which event such excess shall be treated as prepaid time sales of Seller, and adjusted for as a proration in Buyer’s favor.  In determining barter balances, the value of air time shall be based upon Seller’s rates as of the earlier of the Effective Time or LMA Commencement Date, and corresponding goods and services shall include those to be received by the Stations after the earlier of the Effective Time or LMA Commencement Date plus those received by the Stations before the earlier of the Effective Time or LMA Commencement Date to the extent conveyed by Seller to Buyer as part of the Purchased Assets, (ii) there shall be no proration under this Section 2.09 to the extent there is an aggregate positive barter balance with respect to Tradeout Agreements and (iii) there shall be no proration under this Section 2.09 for Program Rights agreements except to the extent that any payments or performance due under such Program Rights agreements relate to a payment period that straddles the Effective Time.

(c)                                  Accrued vacation and sick leave for Transferred Employees shall be included in the prorations.

(d)                                 At least five (5) Business Days prior to the Closing Date, Operating Company shall provide Buyer with a good faith estimate of the prorations contemplated by this Section 2.09 (the “Estimated Settlement Statement”).  Any payment required to be made by either party pursuant to such preliminary estimate shall be made by the appropriate party at the Closing in accordance therewith, absent manifest error.  Operating Company will afford Buyer reasonable access to all records and work papers used in preparing the Estimated Settlement Statement, and Buyer shall notify Operating Company of any good faith disagreement with such calculation within two (2) Business Days of receiving the Estimated Settlement Statement.  At the Closing, (i) Buyer shall be required to pay to Seller the amount equal to the Estimated Adjustment if the Estimated Adjustment is a positive number or (ii) Seller shall be required to pay to Buyer the amount equal to the Estimated Adjustment if the Estimated Adjustment is a negative number.

(e)                                  Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Operating Company a proposed proration of assets and liabilities in the manner described in this Section 2.09 (the “Settlement Statement”) setting forth the Seller Prorated Amount and the Buyer Prorated Amount, together with a schedule setting forth, in reasonable detail, the components thereof.

(f)                                   Operating Company shall provide reasonable access to such employees, books, records, financial statements, and its independent auditors as Buyer reasonably believes is necessary or desirable in connection with its preparation of the Settlement Statement.

(g)                                  During the thirty (30)-day period following the receipt of the Settlement Statement, Operating Company and its independent auditors shall be permitted to review and make copies reasonably required of, (i) the financial statements relating to the Settlement Statement, (ii) the working papers relating to the Settlement Statement, (iii) the books and records relating to the Settlement Statement and, (iv) any supporting schedules, analyses and other documentation relating to the Settlement Statement.

(h)                                 The Settlement Statement shall become final and binding (the “Final Settlement Statement”) upon the parties on the 45th day following delivery thereof, unless Operating Company gives written notice of its disagreement with the Settlement Statement (the “Notice of Disagreement”) to Buyer prior to such date.  The Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  If a Notice of Disagreement is given to Buyer in the period specified, then the Final Settlement Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the parties on the earlier of (i) the date Buyer and Operating Company resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(i)                                     Within ten (10) Business Days after the Final Settlement Statement becomes final and binding upon the parties, (i) Buyer shall be required to pay to Seller the amount, if any, by which the Final Adjustment is higher than the Estimated Adjustment or (ii) Seller shall be required to pay to Buyer the amount, if any, by which the Estimated Adjustment is higher than the Final Adjustment, as the case may be.  All payments made pursuant to this Section 2.09(i) must be made via wire transfer in immediately available funds to an account designated by the recipient party, together with interest thereon at the prime rate (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the Effective Time to the date of actual payment.

(j)                                    Notwithstanding the foregoing, in the event that Operating Company delivers a Notice of Disagreement, Seller or Buyer shall be required to make a payment of any undisputed amount to the other regardless of the resolution of the disputed items contained in the Notice of Disagreement.  Seller or Buyer, as applicable, shall within ten Business Days of the receipt of the Notice of Disagreement make payment to the other by wire transfer in immediately available funds of such undisputed amount owed by Seller or Buyer to the other, as the case may be, together with interest thereon, calculated as described above.

(k)                                 During the thirty (30)-day period following the delivery of a Notice of Disagreement to Buyer that complies with the preceding paragraphs, Buyer and Operating Company shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Notice of Disagreement.  During such period (i) Buyer and its independent auditors, at Buyer’s sole cost and expense, shall be, and Operating Company and its independent auditors, at Operating Company’s sole cost and expense, shall be, in each case permitted to review and make copies reasonably required of (w) the financial statements of the Business, in the case of Buyer, and Buyer, in the case of Operating Company, relating to the Notice of Disagreement, (x) the working papers of Operating Company, in the case of Buyer, and Buyer, in the case of Operating Company, and such other party’s auditors, if any, relating to the Notice of Disagreement, (y) the books and records of Operating Company, in the case of Buyer, and Buyer, in the case of Operating Company, relating to the Notice of Disagreement, and (z) any supporting schedules, analyses and documentation relating to the Notice of Disagreement; and (ii) Operating Company, in the case of Buyer, and Buyer, in the case of Operating Company, shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of such other party and such other party’s independent auditors, as such first party reasonably believes is necessary or desirable in connection with its review of the Notice of Disagreement.

(l)                                     If, at the end of such thirty (30)-day period, Buyer and Operating Company have not resolved such differences, Buyer and Operating Company shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were properly included in the Notice of Disagreement.  Within sixty (60) days after selection of the Accounting Firm, Buyer and Operating Company shall submit their respective positions to the Accounting Firm, in writing, together with any other materials relied upon in support of their respective positions.  Buyer and Operating Company shall use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such materials to the Accounting Firm.  Buyer and Operating Company agree that judgment may be entered upon the determination of the

Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.09 shall be borne by Buyer and Operating Company in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportional allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the matters submitted.  The fees and expenses (if any) of Buyer’s independent auditors and attorneys incurred in connection with the review of the Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of Operating Company’s independent auditors and attorneys incurred in connection with their review of the Settlement Statement shall be borne by Operating Company.

Section 2.10                             Effect of LMA.

(a)                                 Simultaneously with the execution of this Agreement, Operating Company and Buyer are executing and delivering the LMA.  To the extent that any Purchased Assets are assigned, any Assumed Liabilities are assumed or assets and liabilities are prorated under the LMA, any obligation of (i) Seller under this Agreement to assign such Purchased Assets, (ii) Buyer to assume such Assumed Liabilities or (iii) the parties to prorate such Purchased Assets and Assumed Liabilities, shall be deemed satisfied.  Notwithstanding anything contained herein to the contrary, Seller shall not be deemed to have breached any of its representations, warranties, covenants or agreements contained herein or to have failed to satisfy any condition precedent to Buyer’s obligation to perform under this Agreement (nor shall Seller have any liability or responsibility to Buyer in respect of any such representations, warranties, covenants, agreements or conditions precedent), in each case, to the extent that the inaccuracy of any such representations, the breach of any such warranty, covenant or agreement or the inability to satisfy any such condition precedent arises out of or otherwise relates to (x) any actions taken by or under the authorization of Buyer or its Affiliates (or any of their respective officers, directors, employees, agents or representatives) in connection with Buyer’s performance of its obligations under the LMA or otherwise, or (y) the failure of Buyer to perform any of its obligations under the LMA.  Buyer acknowledges and agrees that Seller shall not be deemed responsible for or have authorized or consented to any action or failure to act on the part of Buyer or its Affiliates (or any of their respective officers, directors, employees, agents or representatives) in connection with the LMA solely by reason of the fact that prior to Closing, Seller directly or indirectly shall have the legal right to control, manage, and supervise the operation of the Stations and the conduct of the Business, except to the extent Seller actually exercises control, management or supervision of the operation of the Stations or the conduct of the Business.

(b)                                 The Estimated Settlement Statement, the Settlement Statement and the Final Settlement Statement prepared in accordance with Section 2.09 shall include, in addition to the items identified in Section 2.09, (i) a proration as of the Effective Time of the monthly LMA fee as provided in paragraph 1 of Schedule 1.5 of the LMA, and (ii) any unreimbursed Station Expenses (as defined in the LMA) as of the Effective Time.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Operating Company, jointly and severally, represents and warrants to Buyer as follows:

Section 3.01                             Corporate Existence and Power.  Each Seller and Parent is duly organized, validly existing and in good standing under the laws of the state of its organization.  Each Seller and Parent is qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.  Each Seller has the requisite power and authority to own and operate the Stations as currently operated.

Section 3.02                             Corporate Authorization; Voting Requirements.

(a)                                 The execution and delivery by Seller and Parent of this Agreement and the Ancillary Agreements (to which Seller and/or Parent is or will be a party), the performance by Seller and Parent of its obligations hereunder and thereunder and the consummation by Seller and Parent of the transactions contemplated hereby and thereby are within Seller’s and Parent’s corporate powers and have been duly authorized and approved by the respective boards of directors of each Operating Company and Parent and by the Broadcast Trust, and except for obtaining the Stockholder Approval, no other corporate action on the part of Seller, Parent or the Broadcast Trust is necessary to authorize and approve the execution, delivery and performance by Seller or Parent of this Agreement and the Ancillary Agreements (to which Seller and/or Parent is or will be a party) and the consummation by each Seller and Parent of the transactions contemplated hereby and thereby.

(b)                                 This Agreement has been, and the Ancillary Agreements (to which Seller and/or Parent is or will be a party) will be, duly executed and delivered by Seller and Parent.  This Agreement (assuming due authorization, execution and delivery by Buyer) constitutes, and each Ancillary Agreement (to which Seller and/or Parent is or will be a party) will constitute when executed and delivered by Seller and Parent, the legal, valid and binding obligation of Seller and Parent, enforceable against Seller and Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

(c)                                  The affirmative vote of (i) the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock of Parent, voting together as a single class, entitled to vote on the adoption of this Agreement and approval of the transactions contemplated hereby and (ii) the sole stockholder of each Operating Company (collectively, the “Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of Parent or any of its Subsidiaries necessary to adopt this Agreement and approve the transactions contemplated hereby.

Section 3.03                             Governmental Authorization.  The execution, delivery and performance by Seller and Parent of this Agreement and each Ancillary Agreement (to which Seller and/or Parent is or will be a party) and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) compliance with the Communications Act and with the rules and regulations of the FCC, (c) the Bankruptcy Court Approval, and (d) filing of a notice of a reportable event under Section 4063 of ERISA.

Section 3.04                             Noncontravention.  Except as disclosed in Disclosure Schedule Section 3.04, the execution, delivery and performance of this Agreement and each Ancillary Agreement (to which Seller and/or Parent is or will be a party) by Seller and Parent and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the organizational documents of Seller or Parent; (b) assuming compliance with the matters referred to in Section 3.03, conflict with or violate in any material respect any material Law or Governmental Order applicable to Seller, Parent or any of the Purchased Assets; (c) require any consent or other action by or notification to any Person under, constitute a material default under, give to any Person any rights of termination, amendment, acceleration, cancellation of any material right or obligation of Seller under, any provision of any Material Assumed Contract or under the Credit Agreement; or (d) result in the creation or imposition of any material Lien (except for Permitted Liens) on any of the Purchased Assets.

Section 3.05                             Contracts.

(a)                                 Disclosure Schedule Section 3.05(a) sets forth all of the following Contracts (other than Contracts which are Excluded Assets) to which Seller is a party related to the Business as of the date hereof or to which Parent or one of its Subsidiaries (other than Operating Company) is a party that is used primarily with respect to the Stations as of the date hereof (each a “Material Assumed Contract”):

(i)                                     any Contract for the sale of broadcast time for advertising or other purposes for cash that was not made in the ordinary course of business consistent with past practices;

(ii)                                  any Contract relating to Program Rights;

(iii)                               any Contract involving the purchase or sale of Real Property that has not closed as of the date hereof;

(iv)                              any Contract entered into after January 1, 2009 relating to the acquisition or disposition of any material portion of the Business (whether by merger, sale of stock, sale of assets or otherwise);

(v)                                 any Contract involving construction, architecture, engineering or other agreements relating to uncompleted construction projects, in each case that involve payments in excess of $100,000;

(vi)                              any mortgage, pledge or security agreement, deed of trust or other instrument granting a Lien (other than Permitted Liens) upon any Purchased Asset, other than those that will be paid off at Closing;

(vii)                           any Contract involving a partnership, joint venture or similar agreement with another party;

(viii)                        any Contract involving compensation to any employee, independent contractor, or consultant in excess of $50,000 per year (provided, however, that for purposes of this Section 3.05(a)(viii), the term Contract shall not include at-will Contracts);

(ix)                              any Contract involving any labor agreement or collective bargaining agreement of Seller;

(x)                                 any Contract that contains a covenant restricting the ability of Seller to compete in any business or with any Person or in any geographic area in which the Stations operate (provided, however, that for purposes of this Section 3.05(a)(x), the term Contract shall, with respect to Real Property, only mean Real Property Leases);

(xi)                              any Contract with any Subsidiary of Parent (other than among Seller and other than employment or compensation-related Contracts);

(xii)                           any Contract that is a local marketing agreement, joint sales agreement or similar agreement;

(xiii)                        any Contract with a Governmental Authority (other than ordinary course Contracts with Governmental Authorities as a customer) which imposes any material obligation or restriction on Seller;

(xiv)                       any Contract pursuant to which any Indebtedness for borrowed money of Seller is outstanding or may be incurred or pursuant to which Seller has guaranteed any Indebtedness for borrowed money of any other Person (other than a member of Seller and excluding trade payables arising in the ordinary course of business);

(xv)                          any Contract relating to the non-broadcast use of the Station’s digital bit stream; and

(xvi)                       all other Contracts (including all programming contracts) that involve the cash payment or potential cash payment, pursuant to the terms of any such Contract, by or to Seller of more than $100,000 per year that cannot be terminated within one hundred and eighty (180) days after giving notice of termination without resulting in any material cost or penalty to Seller.

(b)                                 No Seller and, to the Knowledge of Seller, no other party, is in material breach or default under any Material Assumed Contract.

(c)                                  Each Material Assumed Contract is in full force and effect and constitutes a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, of each other party thereto (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity).

Section 3.06                             Intangible Property.

(a)                                 All material owned and registered Copyrights, Trademarks and domain names used in connection with the Business are described, listed or set forth on Disclosure Schedule Section 3.06(a).

(b)                                 Except as set forth on Disclosure Schedule Section 3.06(b), Seller has received no notice of any material claims, demands or proceedings pending by any third party challenging Seller’s right to use any of the Intangible Property or that any Intangible Property or any services provided or process used by Seller conflict with, infringe or otherwise violate the material rights of third parties.

(c)                                  The Purchased Assets include all material Intangible Property, including rights in and to call letters used in the operation of the Stations and to Seller’s Knowledge no third party has materially infringed or is materially infringing on any of the Intangible Property.

(d)                                 Seller has not received any written notice that any of the owned Intangible Property is the subject of an outstanding judicial or administrative finding, opinion or office action materially restricting the use thereof by Seller or has been adjudged invalid, unenforceable or unregistrable in whole or in part.

Section 3.07                             Real Property.

(a)                                 The Seller entity set forth on Disclosure Schedule Section 3.07(a)(i) has valid fee simple title to the owned Real Property identified therein, which constitutes each parcel of real property which is owned by the Seller and such real property, together with all buildings, structures, fixtures and other improvements thereon, (the “Owned Real Property”) free and clear of all Liens other than Permitted Liens.  Disclosure Schedule Section 3.07(a)(ii) includes a list of each Lease in effect as of the date of this Agreement.  Each applicable Seller has a valid leasehold interest in, or a valid license to occupy, the Real Property conveyed by the Real Property Leases as of the date of this Agreement.  The Real Property includes sufficient access to the Stations’ facilities.  Except as set forth on Disclosure Schedule Section 3.07(a)(iii), Seller (i) has received no notice of any material violation of material law affecting the Owned Real Property or the Real Property Leases or the Seller’s use thereof, (ii) is not in material default under any Lease or Real Property Lease, (iii) within the past two (2) years, has received no notice of material default under or termination of any Leases or Real Property Leases and (iv) has no Knowledge of any current material default by any third party under any Lease or Real Property Lease.  Seller has made available to Buyer true and correct copies of the Leases and Real Property Leases, together with all amendments thereto.  The real property that is used primarily with respect to the Stations as of the date hereof by Parent and its Subsidiaries is owned, leased, subleased or licensed by Operating Company.

(b)                                 Within the past two (2) years, Seller has not received written notice of any existing plan or study by any Governmental Authority or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Owned Real Property or Real Property Leases and has no Knowledge of any such plan or study with respect to which it has not received written notice.  Except as set forth in the Leases to the Knowledge of Seller there is no Person in possession of any Owned Real Property other than Seller.  Except as identified in Disclosure Schedule Section 3.07(b), no Person has any right to acquire the interests in any of the Owned Real Property.

(c)                                  Except as disclosed on Disclosure Schedule Section 3.07(c) and Disclosure Schedule Section 3.17(b), with respect to the Owned Real Property, all material improvements, installations, equipment and facilities utilized in connection with the business of each applicable Station, including material studios, towers and transmission equipment, are (i) located entirely on the Owned Real Property, (ii) maintained on the Owned Real Property in compliance in all material respects with all applicable material Laws, Permits or other arrangements or requirements and (iii) in normal operating condition and repair in all material respects for the uses for which they are currently employed (normal wear and tear excepted).

(d)                                 Disclosure Schedule Section 3.07(d) includes a list of each lease, sublease, license, or similar agreement (including any and all assignments, amendments, and other modifications of such leases, subleases, licenses and other occupancy agreements) pertaining to the use or occupancy of the Real Property in which Seller has an interest as a tenant, licensee, subtenant or sub-licensee (such leases, subleases, licenses or similar agreements with current monthly payments in excess of $1,000, “Real Property Leases”).

(e)                                  Except as disclosed on Disclosure Schedule Section 3.07(e), to the Knowledge of Seller, the Owned Real Property is in material compliance with all applicable material building, zoning, subdivision, health and safety and other land use Laws, including The Americans with Disabilities Act of 1990, as amended.

(f)                                   Except as disclosed on Disclosure Schedule Section 3.07(f), (i) each parcel of Owned Real Property has access (e.g. ingress and egress) to a public street adjoining such parcel of Owned Real Property, or has ingress and egress to a public street via Real Property Leases or easements, and (ii) such access is not dependent on any land or other real property interest which is not included in the Real Property.

(g)                                  To the Knowledge of the Seller the current use and occupancy of the Owned Real Property and the operation of the business of the Seller as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property or Seller’s use and occupancy thereof.

Section 3.08                             Financial Information.

(a)                                 The unaudited combined balance sheet of the Business as of December 31, 2010 and the related unaudited combined statement of operations for the year then ended (the “Business Unaudited Financial Statements”), and the unaudited combined balance sheet of the Business as of September 30, 2011 and the related unaudited combined statement of operations for the nine months then ended (the “Business Unaudited Interim Financial Statements” and, together with the Business Unaudited Financial Statements, the “Business Financial Statements”), complete and correct copies of which are set forth in Disclosure Schedule Section 3.08(a), were prepared in accordance with the books and records of Parent and the Business and with GAAP, consistently applied during the applicable periods and present fairly in all material respects the combined financial position of the Business as of the applicable dates, and the combined results of their operations for each of the applicable periods (except as may be indicated in the notes thereto), subject to the absence of statements of cash flows, other comprehensive income (loss), stockholders’ equity (deficiency), and footnotes, for the periods covered by the Business Financial Statements and subject to normal year-end audit adjustments relating to the Business Unaudited Interim Financial Statements consistent with past practices.  The costs and expenses of corporate services performed for the Business by Parent and its Subsidiaries are set forth in Disclosure Schedule Section 3.08(a).

(b)                                 Except as set forth on Disclosure Schedule Section 3.08(b), neither Broadcasting nor Seller has any liabilities that relate to the Business or to which the Purchased Assets would be subject which (assuming each of the FCC Licensees was a Subsidiary of Broadcasting) would be required to be reflected or reserved against on a combined balance sheet of the Business prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the unaudited combined balance sheet of the Business as of December 31, 2010, (ii) incurred after December 31, 2010 in the ordinary course of business, (iii) that are Excluded Liabilities, (iv) liabilities to be performed after the date hereof pursuant to the Material Contracts or (v) as contemplated by this Agreement.

Section 3.09                             Absence of Certain Changes or Events.

(a)                                 Except as disclosed in Disclosure Schedule Section 3.09(a), since the Balance Sheet Date, Seller has operated the Stations in the ordinary course of business consistent with past practices.

(b)                                 Since the Balance Sheet Date through the date hereof, and except as set forth in Disclosure Schedule Section 3.09(b) or as contemplated by this Agreement, there has not been:

(i)                                     any Material Adverse Effect;

(ii)                                  any damage, destruction or loss, whether or not covered by insurance, with respect to any of its property and assets having a replacement cost of more than $100,000 per Market;

(iii)                               (x) the entry into (including renewals or amendments to existing Contracts) or relinquishment of any individual Program Rights agreement with a term of one (1) year or more or that involves cash payments or cash receipts of $50,000, or (y) the entry into (including renewals or amendments to existing Contracts) of any other agreement or commitment (other than advertising sales contracts for cash only) with a term of one (1) year or more or that involves cash payments or cash receipts of $50,000 or more per year, in the case of clause (x) or (y), other than agreements and commitments specifically contemplated by this Agreement;

(iv)                              any material change in the programming policies of the Stations;

(v)                                 the creation or other incurrence by Seller of any Lien on any Purchased Asset other than Permitted Liens;

(vi)                              any (x) establishment of any bonus, employment, severance, deferred compensation, retirement or other employee benefit plan (or any amendment to any such existing agreement), (y) grant of any severance or termination pay to any officer or employee of Seller, or (z) increase or change to the rate or nature of the compensation (including wages, salaries and bonuses) payable to any Person employed by Seller, except in each case, (A) as may be required by Law or existing contracts or applicable collective bargaining agreements and (B) in the ordinary course of business consistent with past practices;

(vii)                           any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any Employees of Seller, which Employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, concerted work stoppages or slowdowns, or threats thereof by or with respect to any Employees of Seller;

(viii)                        any sale of Owned Real Property or other transfer, conveyance or termination of leasehold rights in, such Owned Real Property or Real Property Leases;

(ix)                              any change in any method of accounting or accounting practice by Seller except for any such change required by reason of a concurrent change in GAAP; or

(x)                                 any agreement or commitment to do anything set forth in this Section 3.09(b).

Section 3.10                             Absence of Litigation.  Except as set forth on Disclosure Schedule Section 3.10, there is no material Action pending against or, to the Knowledge of Seller, threatened against or affecting Seller, any of the Stations or the Businesses, that would be reasonably expected to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or that would, as of the date of this Agreement, reasonably be expected to result in damages in excess of $100,000.

Section 3.11                             Compliance with Laws.  Except as set forth in Disclosure Schedule Section 3.11, Seller is not in material violation of, and, to the Knowledge of Seller, is not under investigation with respect to and has not been threatened in writing to be charged with, any material violation of any material applicable Law or Governmental Order.  Seller holds all material licenses, franchises, permits, certificates, approvals and authorizations from

Governmental Authorities necessary for the lawful conduct of its business (collectively, “Permits”), and all such Permits are valid and in full force and effect.  Except as set forth in Disclosure Schedule Section 3.11, Seller is in material compliance with the terms of such Permits.

Section 3.12                             FCC Matters; Qualifications.

(a)                                 Disclosure Schedule Section 3.12(a)(1) contains a true and complete list of all FCC Licenses, including antenna structure registrations of towers owned by Seller.  Seller has made available true, correct and complete copies of the FCC Licenses to Buyer, including any and all amendments and modifications thereto.  The FCC Licenses are validly held by the FCC Licensees and are in full force and effect.  The FCC Licenses have been issued for the full terms customarily issued to a broadcast television station in the state in which the Station’s community of license is located, and the FCC Licenses are not subject to any condition except for those conditions appearing on the face of the FCC Licenses and conditions applicable to broadcast television licenses generally or otherwise disclosed in Disclosure Schedule Section 3.12(a)(2).  Disclosure Schedule Section 3.12(a)(3) contains a true and complete list of the FCC Licensees.

(b)                                 Except as set forth on Disclosure Schedule Section 3.12(b), the FCC Licensees and Operating Company have no applications pending before the FCC relating to the operation of the Stations.

(c)                                  Except as set forth on Disclosure Schedule Section 3.12(c)(1), Operating Company and the FCC Licensees have operated each Station in compliance with the Communications Act and the FCC Licenses in all material respects, the FCC Licensees and Operating Company have timely filed all material registrations and reports required to have been filed with the FCC, and have paid all FCC regulatory fees due in respect to each Station and have completed the construction of all facilities or changes contemplated by any of the FCC Licenses or construction permits issued to the Stations.  Except as set forth in Disclosure Schedule Section 3.12(c)(2), there are no applications, petitions, proceedings, or other actions or, to the Knowledge of Seller, complaints or investigations, pending or, to the Knowledge of Seller, threatened before the FCC relating to the Stations, other than proceedings affecting broadcast television stations generally.  Neither the FCC Licensees nor Operating Company, nor any of the Stations, has entered into a tolling agreement or otherwise waived any statute of limitations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding.

(d)                                 The FCC Licensees are qualified under the Communications Act to assign the FCC Licenses to Buyer.  To the Knowledge of Seller, and except as set forth on Disclosure Schedule Section 3.12(d), there is no fact or circumstance relating to the Stations or Seller or any of its Affiliates that would cause the FCC to deny the FCC Applications.  Except as set forth on Disclosure Schedule Section 3.12(d), Seller has no reason to believe that the FCC Applications might be challenged or might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to Seller’s operation of the Stations, the FCC Licensees, or Parent or any of its Subsidiaries.

Section 3.13                             Cable and Satellite Matters.

(a)                                 Disclosure Schedule Section 3.13(a) contains a list of all retransmission consent or copyright indemnification agreements with MVPDs with more than 5,000 subscribers with respect to each Station as of the date of this Agreement.  Seller has timely made retransmission consent elections and entered into retransmission consent agreements with respect to each MVPD with more than 5,000 subscribers in any of the Markets.  Since January 1, 2011, no such MVPD has provided written notice to Seller of any signal quality issue or failed to respond to a request for carriage or to the Knowledge of Seller sought any form of relief from carriage of the Station from the FCC.  Since January 1, 2010, Seller has not received any written notice of any MVPD’s intention to delete a Station from carriage or to change a Station’s channel position.

(b)                                 Disclosure Schedule Section 3.13(b) contains a list as of the date hereof, including the channel position where known, of the MVPDs that, to the Knowledge of Seller, carry any Station outside such Station’s market.

Section 3.14                             Employees; Labor Matters.

(a)                                 Seller has made available to Buyer a list, dated as of a date no earlier than five (5) days prior to the date of this Agreement, of all Employees, including the names, date of hire, current rate of compensation, employment status (i.e., active, disabled, on authorized leave and reason therefor), department, title, whether covered by a collective bargaining agreement and whether full-time, part-time or per-diem.  Such list, redacted to delete current rate of compensation and the reason for an employment status that is other than active status, is attached as Disclosure Schedule Section 3.14(a).

(b)                                 Except as set forth in Disclosure Schedule Section 3.14(b), none of the Stations are subject to or bound by any labor agreement or collective bargaining agreement.  To the Knowledge of Seller, there is no activity involving any Employee seeking to certify a collective bargaining unit or engaging in any other organizational activity.

(c)                                  Except as set forth in Disclosure Schedule Section 3.14(c), (i) Seller is not engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect; (ii) there are no labor strikes, material labor disputes, concerted work stoppages or lockouts pending or, to the Knowledge of Seller, threatened; (iii) there are no grievances, complaints or other legal proceedings pending, or to the Knowledge of Seller, threatened, against Seller in connection with the employment of their respective employees, except that would not reasonably be expected to result in a material liability; and (iv) Seller is in compliance with all applicable labor and employment laws in connection with the employment of their respective employees, except for any failure to comply that would not reasonably be expected to result in a material liability.

Section 3.15                             Employee Benefit Plans.  With respect to Employee Plans that are applicable to any individual who is or has been employed by or provided services to any of the Stations:

(a)                                 Disclosure Schedule Section 3.15(a) identifies each material Employee Plan immediately prior to the date of this Agreement.

(b)                                 The Employee Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in accordance with their terms and such laws, disregarding for this purpose any failure to so comply or administer that does not:  (i) have a Material Adverse Effect, or (ii) impose upon Buyer any carryover or other liability with respect thereto.  Each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that could reasonably be expected to adversely affect such qualification.

(c)                                  Except as set forth on Disclosure Schedule Section 3.15(c), there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Stations that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(d)                                 Except as set forth in Disclosure Schedule Section 3.15(d), there is no pending or, to the Knowledge of Seller, threatened legal action, suit or claim relating to the Employee Plans (other than routine claims for benefits) that would reasonably be expected to have a Material Adverse Effect.

(e)                                  Except as set forth in Disclosure Schedule Section 3.15(e), no Employee Plan that is, or has ever been, maintained or contributed to (or required to be contributed to) by Seller is:  (i) a defined benefit pension plan within the meaning of Section 414(j) of the Code, or (ii) subject to Title IV of ERISA or to the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA and Seller has no liability under any such plan.

(f)                                   With respect to each material Employee Plan, Seller has provided or made available to Buyer true and complete copies of the following documents:  (i) the most recent Employee Plan document and all amendments thereto; (ii) the most recent summary plan description; and (iii) with respect to any Employee Plan to which Section 401(a) of the Code is applicable, the most recent determination letter issued by the IRS.

(g)                                  Except as set forth on Disclosure Schedule Section 3.15(g), the consummation of the transactions contemplated by this Agreement will not result in the acceleration of the vesting or timing of payment of any compensation or benefits payable under any Employee Plan to or in respect of any employee of Seller.

Section 3.16                             Environmental Matters.  Except as otherwise disclosed on Disclosure Schedule Section 3.16:

(a)                                 no citation, written notice, request for information, order, complaint or penalty has been received, and, to the Knowledge of Seller, no Action has been brought by any Governmental Authority alleging a material violation of, or liability under, any Environmental Laws for Releases at any Real Property owned, leased or operated by the Company;

(b)                                 Seller holds all environmental permits, registrations or other authorizations necessary for the operation of Seller to comply with applicable material Environmental Laws in all material respects and Seller is in material compliance with the terms of such Environmental Permits;

(c)                                  Seller is in compliance with Environmental Laws in all material respects, including those relating to generation, storage, treatment, recycling, removal, cleanup, transport or disposal of Hazardous Materials;

(d)                                 to the Knowledge of Seller, there have been no Releases of Hazardous Materials at, from, to, on or under any Owned Real Property that give rise to an affirmative reporting or cleanup obligation under Environmental Law; and

(e)                                  to the Knowledge of Seller, there are no underground storage tanks at the Owned Real Property and Seller does not utilize any underground storage tanks at the Real Property subject to the Real Property Leases.

Section 3.17                             Equipment.  Disclosure Schedule Section 3.17(a) lists all material items of Equipment included in the Purchased Assets.  Except as otherwise set forth in Disclosure Schedule Section 3.17(b), all such material items of Equipment are in normal operating condition and repair in all material respects for the uses to which they are currently employed (ordinary wear and tear excepted), and to the Knowledge of Seller, are free from material defects (patent or latent) and have been maintained in accordance with normal industry practice.  Seller owns or leases all Equipment included in the Purchased Assets, free and clear of all Liens, except Permitted Liens.  No Person other than a Seller has any rights to use any of the Equipment or other tangible personal property included in the Purchased Assets, whether by lease, sublease, license or other instrument, other than set forth on Disclosure Schedule Section 3.17(c).

Section 3.18                             Brokers.  Except for Moelis & Company, LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller, Parent or any of its Subsidiaries.

Section 3.19                             Taxes.

(a)                                 With respect to Taxes, other than Income Taxes, relating primarily to the Purchased Assets or the Business, Seller has filed (or was included in ) or will have filed on a timely basis all material Tax Returns in connection with any such material federal, state or local Tax required to be filed by it, all such Tax Returns are or will be, correct and complete in all material respects and prepared in substantial compliance with all applicable laws and regulations, and Seller has or will have timely paid all such Taxes due (whether or not shown thereon) except as contested upon audit by appropriate proceedings and which either (i) constitute Excluded Liabilities or (ii) are disclosed on Disclosure Schedule Section 3.19(a).  None of the Purchased Assets is subject to any lien in favor of the United States pursuant to Section 6321 of the Code for nonpayment of federal Taxes, or any Tax lien in favor of any state or locality pursuant to any comparable provision of state or local Law, or any other U.S. federal, state or local Tax Law under which transferee liability might be imposed upon Buyer as a buyer of such Purchased Assets.

(b)                                 There are no Liens against the Purchased Assets in respect of any Taxes, other than with respect to Taxes not yet due and payable.

(c)                                  There is no material action or proceeding or unresolved claim for assessment or collection, pending or threatened by any Governmental Authority for assessment or collection from Seller of any Taxes of any nature affecting the Purchased Assets or the Business.

(d)                                 None of the Purchased Assets have been financed with, or directly or indirectly secures, any industrial revenue bonds or debt, the interest on which is tax exempt under Section 103(a) of the Code.  None of the Purchased Assets consists of stock in a corporation.  None of the Purchased Assets are tax-exempt use property within the meaning of Section 168(h) of the Code.

(e)                                  Except as set forth on Disclosure Schedule Section 3.19(e), none of the Sellers currently is the beneficiary of any extension of time within which to file any material Tax Return relating primarily to the Purchased Assets or the Business.

(f)                                   There is no material dispute or claim concerning any Tax liability of any of the Sellers relating primarily to the Purchased Assets or the Business either (A) claimed or raised by any Governmental Authority in writing or (B) as to which Sellers has Knowledge.

(g)                                  None of the Sellers has waived any statute of limitations in respect of material Taxes relating primarily to the Purchased Assets or the Business or agreed to any extension of time with respect to a material Tax assessment or deficiency which extension is currently in effect relating primarily to the Purchased Assets or the Business.

Section 3.20                             Purchased Assets.  The Purchased Assets include all assets that are owned or leased by Broadcasting, Seller, the FCC Licensees and the Broadcast Trust and used or held for use primarily in the operation of the Stations in all material respects as currently operated, except for the Excluded Assets, the Seller, the FCC Licensees, and services provided by Parent and its Subsidiaries (other than Seller) to the Stations that are not included in the Excluded Assets.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.01                             Existence and Power.  Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Maryland and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02                             Corporate Authorization.

(a)                                 The execution and delivery by Buyer of this Agreement and the Ancillary Agreements (to which Buyer will be a party), the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer’s corporate powers and have been duly authorized by all requisite organizational action on the part of Buyer.

(b)                                 This Agreement has been, and each Ancillary Agreement (to which Buyer is or will be a party) will be, duly executed and delivered by Buyer.  This Agreement (assuming due authorization, execution and delivery by Seller and Parent) constitutes, and each Ancillary Agreement (to which Buyer is or will be a party) will constitute when executed and delivered by Buyer, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

Section 4.03                             Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act, and (b) compliance with the Communications Act and with the rules and regulations of the FCC.

Section 4.04                             Noncontravention.  The execution, delivery and performance of this Agreement by Buyer and each Ancillary Agreement to which Buyer will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the organizational documents of Buyer, (b) assuming compliance with the matters referred to in Section 4.03, conflict with or violate any Law or Governmental Order applicable to Buyer, (c) require any consent or other action by or notification to any Person under, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation of Buyer or to a loss of any benefit relating to Seller to which Buyer is entitled under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other agreement or instrument to which Buyer is a party or by which any of Buyer’s assets is or may be bound or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any asset of Buyer, except, in the cases of clauses (b), (c) and (d), for any such violations, consents, actions, defaults, rights or losses as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or on Buyer’s ability to perform its obligations under this Agreement or the Ancillary Agreements.

Section 4.05                             Absence of Litigation.  There are no Actions pending against or, to Buyer’s knowledge, threatened against Buyer before any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or delay materially the transactions contemplated by this Agreement.

Section 4.06                             FCC Qualifications.  Buyer is legally, financially and otherwise qualified under the Communications Act (as in effect on the date hereof) to acquire the FCC Licenses and own and operate each Station and to be the programmer of the Stations under the LMA.  Except as set forth on Disclosure Schedule Section 3.12(d), there are no facts known to Buyer, after due inquiry, that would disqualify Buyer as the assignee of the FCC Licenses or as owner and operator of the Stations or as programmer under the LMA, and no waiver or exemption, whether temporary or permanent of the Communications Act is necessary for the FCC Consent to be obtained.  Except as set forth on Disclosure Schedule Section 4.06, Buyer has no reason to believe, after due inquiry, that (a) the FCC Applications might be challenged or might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to Buyer or any of its Affiliates or any of their respective officers, directors, shareholder, members or partners or (b) the parties hereto will not be able to obtain early termination of the applicable waiting period under the HSR Act without any request for additional information from the FTC or the DOJ.  No waiver of or exemption, whether temporary or permanent, from any provision of the Communications Act is necessary for the FCC Consent to be obtained.

Section 4.07                             Brokers.  There is no broker, finder, investment banker or other intermediary that has been retained by or is authorized to act on behalf of Buyer who or that might be entitled to any fee or commission from either Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements for which Seller could become liable.

Section 4.08                             Financing.  At Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price, all related fees and expenses in connection with the transactions contemplated by this Agreement and any other amounts to be paid by it in accordance with the terms of this Agreement.

Section 4.09                             Projections and Other Information.  Buyer acknowledges that, with respect to any projections, forecasts, business plans, budget information and similar documentation or information relating to Seller and the Business that Buyer has received from Seller or any of its Affiliates, (a) there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, (b) Buyer is familiar with such uncertainties, (c) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and (d) Buyer does not have, and will not assert, any claim against Seller or any of its directors, officers, employees, Affiliates or representatives, or hold Seller or any such persons liable, with respect thereto.  Buyer represents that neither of Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and neither Seller nor any of its Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of, any such information, including any confidential memoranda distributed on behalf of Seller relating to Seller or other publications or data room information provided to Buyer or its representatives, or any other document or information in any form provided to Buyer or its representatives in connection with the sale of the Purchased Assets and the transactions contemplated hereby.  Notwithstanding anything herein to the contrary, nothing in this Section 4.09 will in any way limit Buyer’s rights (including under Section 10.03(a) and Article XII) with respect to representations and warranties of Seller explicitly included herein.

Section 4.10                             Solvency.  Buyer is not entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors.  Immediately after giving effect to all of the transactions contemplated hereby, including the payment of the Purchase Price and payment of all related fees and expenses, Buyer and/or its Affiliates will be Solvent.  For purposes of this Section 4.10, the term “Solvent” with respect to any Person means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of such Person exceeds, as of such date, the value of all liabilities of such Person, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” means that the Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become due.

ARTICLE V
COVENANTS OF SELLER

Section 5.01                             Operations Pending Closing.  Except (i) as contemplated or required by this Agreement or the LMA, (ii) as set forth on Disclosure Schedule Section 5.01, (iii) as required by applicable Law or by a Governmental Authority of competent jurisdiction, or (iv) with the prior written consent of Buyer, which consent may not be unreasonably withheld, delayed or conditioned in the case of clauses (g), (h), (i), (l), (o), (p) or, as it relates to the foregoing, (s), and may otherwise be withheld in Buyer’s sole discretion, and subject to the provisions of Section 7.04 regarding control of each Station, from and after the date of this Agreement until the Closing, Operating Company and the FCC Licensees shall, subject to the LMA and Section 2.10 hereof:

(a)                                 operate the Business in compliance in all material respects with the Communications Act, the FCC Licenses, the FCC rules and regulations and all applicable Laws;

(b)                                 not cause or permit, or agree or commit to cause or permit, by act or failure to act, any of the FCC Licenses to expire or to be revoked, suspended or adversely modified, or take or fail to take any action that would cause the FCC or any other Governmental Authority to institute proceedings for the suspension, revocation or adverse modification of any of the FCC Licenses listed on Disclosure Schedule Section 3.12(a)(1);

(c)                                  not sell, lease, license or otherwise dispose of or encumber any assets of the Business except (i) pursuant to or in accordance with existing contracts or commitments set forth on Disclosure Schedule Section 3.05(a) or Disclosure Schedule Section 5.01(c) or (ii) immaterial assets in the ordinary course of business consistent with past practices;

(d)                                 except as set forth on Disclosure Schedule Section 5.01(d), operate the Business in the ordinary course consistent with past practices (except where such conduct would conflict with the following covenants or with Seller’s other obligations under this Agreement) and use commercially reasonable efforts to preserve substantially intact the relationships of Seller with its respective customers, suppliers, licensors, licensees, distributors and others with whom Seller deals;

(e)                                  not make any change in any method of accounting or accounting practice utilized in the preparation of the Business Unaudited Financial Statements except for any such change required by reason of a concurrent change in GAAP;

(f)                                   maintain the Equipment in normal operating condition in conformity in all material respects with all applicable FCC technical regulations, ordinary wear and tear excepted;

(g)                                  (i) not increase the rate or nature of, or prepay, the compensation (including wages, salaries and bonuses) or severance that is paid or payable to any Employee, except (A) in the ordinary course of business consistent with past practices or pursuant to existing compensation and fringe benefit plans, Employee Plans, practices and arrangements and (B) as may be required by Law or existing contracts or applicable collective bargaining agreements; (ii) not enter into, renew or allow the renewal of or entering into, any employment or consulting agreement or other contract or arrangement with respect to the performance of personal services for a Station that is not terminable at will except in the ordinary course of business consistent with past practice; and (iii) not agree or commit to do any of the foregoing;

(h)                                 except as set forth on Disclosure Schedule Section 5.01(h), not enter into, or become obligated under, any agreement or commitment except for:  (x) any individual Program Rights agreement with a term of one (1) year or less or that involve cash payments or cash receipts of $100,000 or less; provided, however, that in no event may Seller enter into Program Rights agreements that in the aggregate involve cash payments or cash receipts of $300,000 or more; and (y) any other agreement or commitment (other than advertising sales contracts for cash only) with a term of one (1) year or less or that involve cash payments or cash receipts of $100,000 or less per year; provided, however, that in no event may Seller enter into such other agreements or commitments that in the aggregate involve cash payments or cash receipts of $300,000 or more; and (z) any exercise of a renewal option under a Lease or Real Property Lease that would otherwise terminate or expire, or where the deadline to exercise such renewal option would lapse, within one year of the anticipated date of Closing;

(i)                                     (A) not enter into or agree or commit to enter into any new Tradeout Agreement relating to a specific Station with a value in excess of $40,000 per Station, and, $200,000 in the aggregate, prior to Closing that will not be fully performed prior to the Closing or (B) make any guarantee of commercial ratings other than in the ordinary course of business consistent with past practice.

(j)                                    utilize the Program Rights only in the ordinary course of business consistent with past practices and (ii) not sell or otherwise dispose of any such Program Rights;

(k)                                 promptly notify Buyer of any attempted or actual collective bargaining organizing activity with respect to the applicable Employees;

(l)                                     except as set forth on Disclosure Schedule Section 5.01(l), not make or agree or commit to make any capital expenditure greater than $40,000 in connection with any particular project relating to a Station, or greater than $200,000 in total per Station;

(m)                             keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained;

(n)                                 not enter into any arrangement or Contract with any Subsidiary of Parent that survives the earlier of the LMA Commencement Date or the Closing;

(o)                                 except as set forth on Disclosure Schedule Section 5.01(o) or as set forth in Section 5.01(h) above, not enter into or become obligated under any new Contract which would be required to be listed on Disclosure Schedule Section 3.05(a) by virtue of Section 3.05(a) hereof or amend, modify, terminate or waive any material right under any Assumed Contract (including any Lease, Real Property Lease or employment Contract), other than as expressly permitted hereunder;

(p)                                 not extend credit to advertisers other than in accordance with the Stations’ usual and customary policy with respect to extending credit for the sale of broadcast time and collecting Accounts Receivable;

(q)                                 promote the programming of the Stations (both on-air and using third party media) in a manner generally consistent with historical practice;

(r)                                    timely make retransmission consent elections with all MVPDs located in or serving the Stations’ Markets; and

(s)                                   not agree or commit, whether in writing or otherwise, to take any of the actions specified in the foregoing clauses.

Section 5.02                             Access to Information.

(a)                                 Subject to applicable Laws relating to the exchange of information, from the Consent Delivery Date until the earlier of the LMA Commencement Date and the Closing Date, upon reasonable notice, Parent shall (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to Parent’s key employees (including the president and the chief financial officer of Broadcasting and the general manager, sales managers, business manager and chief engineer (or person holding a similar position) of each Station), and the offices, properties, books and records of each Station, including access in connection with Section 5.02(e) and Section 5.08 of this Agreement and to conduct Phase I Environmental Site Assessments of the properties provided Buyer and its representatives may not conduct any environmental sampling or other intrusive investigation unless permitted by Seller in its sole discretion, (ii) as promptly as practicable after the end of each month after the date of this Agreement, furnish to Buyer (A) a monthly combined balance sheet of the Business (without any allocations or adjustments reflected on the balance sheets included in the Financial Statements) and the related combined statement of operations and (B) monthly profit and loss statements for each of the Stations and (iii) instruct its key employees, counsel and financial advisors of Seller to cooperate with Buyer in its activities and access pursuant to this Section 5.02(a); provided, however, that Buyer’s access pursuant to clause (i) shall be with Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed.  All such requests for access shall be directed to Parent’s chief financial officer or his designee.  Buyer’s activities and access pursuant to this Section 5.02(a) shall be conducted in such manner as not to unreasonably interfere with the conduct of the Business or any of the businesses or operations of Seller or any of its Affiliates.  Parent shall not be obligated to provide such access or information if Parent determines, in its reasonable judgment, that doing so would violate applicable Law, jeopardize the protection of an attorney-client privilege or expose Parent or its Subsidiaries to liability for disclosure of personal information.  Until the Closing, the information provided will be subject to the terms of the Confidentiality Agreement and, without limiting the generality of the foregoing, Buyer shall not, and shall cause its representatives not to, use such information for any purpose unrelated to the consummation of the transactions contemplated hereby.

(b)                                 For a period of two (2) years after the Closing Date, Seller and its Affiliates will hold, and will use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Stations and the Business.

(c)                                  On and after the Closing Date, Seller will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Stations; provided, however, that any such access by Buyer shall not unreasonably interfere with the conduct of the businesses or operations of Seller or any of its Affiliates.

(d)                                 After Closing, Buyer shall cooperate with Seller in the investigation, defense or prosecution of any action which is pending or threatened against Seller or its Affiliates with respect to the Stations or Seller, whether or not any party has notified the other of a claim for indemnification with respect to such matter.  Without limiting the generality of the foregoing, Buyer shall make available its employees to give depositions or testimony and shall preserve and furnish all documentary or other evidence that Seller may reasonably request.

(e)                                  Within sixty (60) days of the Consent Delivery Date, Buyer shall submit to Operating Company a written notice of any claims that the buildings or towers or any major components or major systems related thereto operated by the Stations for telecommunications and broadcasting are not in normal operating condition and repair in all material respects for the uses for which they are currently employed (ordinary wear and tear excepted) (a “Claim”).  Such notice shall specify in reasonable detail the basis for such Claims and the estimated reasonable out-of-pocket costs to repair such Claims.  Operating Company shall be obligated to pay for any such costs except to the extent that Operating Company reasonably disputes the basis for such

Claim within twenty (20) Business Days of receipt of such notice.  Buyer shall, in good faith, make the repairs with respect to any Claim to which Operating Company has not reasonably and timely disputed, and shall submit copies of all repair bills to Operating Company.  Buyer may deduct such repair bills from the payments to be made to Operating Company by Buyer pursuant to Section 1.5 of the LMA.  Such amounts deducted from payments to be made to Operating Company pursuant to the prior sentence shall not be included in any calculation of the Threshold and the Deductible pursuant to Section 12.03(b) of this Agreement.  For the avoidance of doubt, Buyer acknowledges that Operating Company’s determination to dispute any Claim shall not be taken into consideration in connection with Section 11.01(d)(ii) of this Agreement.

Section 5.03                             Title Commitments, Surveys.  Seller shall deliver to Buyer, within sixty (60) days of the Consent Delivery Date, title commitments for the Owned Real Property identified in Disclosure Schedule Section 5.03 sufficient in form to allow Buyer to obtain, at Buyer’s sole cost and expense, a standard form of title insurance policy insuring the fee simple interest in such Owned Real Property, subject only to (a) those matters disclosed in the title commitments identified in Disclosure Schedule Section 5.03, (b) Permitted Liens arising since the date of the commitments identified in Disclosure Schedule Section 5.03 and (c) those matters set forth in Disclosure Schedule Section 5.03.  The premiums for such policies and commitments, including the attorney fees for examination of the abstract and survey (if required by the company issuing the title insurance policy) shall be paid one hundred percent (100%) by Buyer, and all abstracting costs in excess of the title insurance abstracting cost shall be paid by Buyer.  Seller shall reasonably cooperate with Buyer (provided that Seller shall not be required to pay any consideration to Buyer or any third party) so that Buyer can promptly obtain, at its sole cost and expense, title insurance and/or surveys of the Owned Real Property as of a date subsequent to the date hereof which shall evidence that (i) there are no encroachments upon the Owned Real Property or adjoining parcels by buildings, structures or improvements which would materially adversely affect title or materially interfere with or impair the use of the Owned Real Property for the purpose for which it is currently used and (ii) subject to Disclosure Schedule Section 3.07(f), there is access to the Owned Real Property from a public street or indirect access to a public street over recorded easements or pursuant to Real Property Leases.

Section 5.04                             Risk of Loss.  Seller shall bear the risk of casualty loss or damage to any of the Purchased Assets prior to the earlier of the LMA Commencement Date and the Effective Time, and Buyer shall bear such risk on and after the earlier of the LMA Commencement Date and the Effective Time.  In the event of any casualty loss or damage to the Purchased Assets prior to the earlier of the LMA Commencement Date and the Effective Time, Seller shall use commercially reasonable efforts to repair or replace (as appropriate under the circumstances) any lost or damaged Purchased Asset (the “Damaged Asset”) unless such Damaged Asset was obsolete and unnecessary for the continued operation of the Stations consistent with Seller’s past practice and the FCC Licenses.  If Seller is unable to repair or replace a Damaged Asset by the LMA Commencement Date or the Effective Time, as applicable, Seller shall reimburse Buyer for all reasonable out-of-pocket costs incurred by Buyer in repairing or replacing the Damaged Assets or assign to Buyer the applicable portion of any insurance proceeds not previously expended by Seller to repair or replace the damaged or destroyed property, after the LMA Commencement Date or the Effective Time, as the case may be.

Section 5.05                             No Negotiation.  Until such time as this Agreement shall be terminated pursuant to Section 11.01, Seller, Parent and their respective directors, officers, investment bankers and agents shall cease any discussions or negotiations with, and shall not, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Seller, including the sale of any of Operating Company’s or Broadcast’s stock or FCC Licensees’ membership interests, the merger or consolidation of Seller or the sale of Seller’s business or any of the Assets (other than in the ordinary course of business or as provided by this Agreement); provided, however, that this Section 5.05 will cease to apply in the event that (a) Buyer determines in good faith that any further reasonable efforts of Buyer requested by Seller to prosecute the FCC Applications pursuant Section 7.01(c) should not be made, (b) Seller determines in good faith that the FCC Consent is not likely to be granted or (c) Seller determines in good faith that any other condition to the Closing in Article X is not likely to be satisfied (other than as a result of Seller’s breach).  Seller and Parent shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller or Parent.  For the avoidance of doubt, Buyer acknowledges that this Section 5.05 does not apply to any potential transaction involving Parent, its Subsidiaries or its or their assets on a pro forma basis after giving effect to the consummation of the transactions contemplated by this Agreement.

Section 5.06                             No-Hire.  During the period beginning on the date hereof and ending on the first (1st) anniversary of the Closing Date, Parent and its Subsidiaries will not, directly or indirectly, solicit to employ or hire any Employee of Seller who is contemplated to be or is a Transferred Employee, unless Buyer first terminates the employment of such employee, such employee voluntarily terminates without inducement by Parent or its Subsidiaries or Buyer gives its written consent to such employment or offer of employment; provided, however, that Parent and its Subsidiaries shall be permitted to make a general solicitation for employment not targeted to any Employee of Seller who is contemplated to be or is a Transferred Employee and shall not be prohibited from employing any such employee pursuant to such a general solicitation.  The time period referred to in this Section 5.06 shall be tolled on a day-for-day basis for each day during which Parent and its subsidiaries participates in any activity in violation of this Section 5.06 so that Parent and its subsidiaries shall be restricted from engaging in the conduct referred to in this Section 5.06 of this Agreement for the full period contemplated hereby.

Section 5.07                             IRC Section 754 Election.  At the request of Buyer, Seller will take any and all reasonable steps necessary to allow Buyer to make an election under Internal Revenue Code Section 754 in order to step-up the basis of the membership interest in Capital Region Broadcasters, LLC which is included in the Purchased Assets.

Section 5.08                             Financial Statement Audits.  Operating Company shall timely deliver to Buyer audited consolidated financial statements of Broadcasting for the year ended December 31, 2011, and Operating Company shall reasonably cooperate with Buyer, including access to books and records of the Business prior to the LMA Commencement Date, in connection with Buyer’s preparation of required interim financial statements (reviewed) for periods subsequent to December 31, 2011 which ended on or prior to the Closing Date for inclusion or incorporation in any filings that Sinclair Broadcast Group, Inc. is required to make under the Securities Exchange Act of 1934, as amended, or the rules and regulations of the Securities and Exchange

Commission, with respect to the Closing of the transactions contemplated by this Agreement and which filings are required to include or incorporate such financial statements, provided that Operating Company shall not be required to deliver the December 31, 2011 financial statements prior to March 15, 2012.

Section 5.09                             Stockholder Approval.

(a)                                 Parent shall recommend that its stockholders vote in favor of, or consent to, the adoption of this Agreement and the transactions contemplated thereby and shall use its commercially reasonable efforts to obtain, as soon as reasonably practicable after the execution of this Agreement, the Requisite Approval in accordance with applicable Law and the respective organizational and governing documents of Parent and Operating Company.

(b)                                 In the event that there are any holders of Class A Common Stock or Class B Common Stock who do not execute the Requisite Approval, Parent shall prepare and circulate to such non-consenting holders an information statement (the “Information Statement”) after Parent shall have obtained the Requisite Approval.  The Information Statement shall, in accordance with the requirements of applicable Delaware Law, notify any holder of Class A Common Stock or Class B Common Stock who did not sign the Requisite Approval of the corporate action taken by those holders who did execute the Requisite Approval.

ARTICLE VI
COVENANTS OF BUYER

Section 6.01                             Access to Information.  As soon as practicable after the Closing Date, upon reasonable notice, Buyer will afford promptly to Seller and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations (or those of its Affiliates) hereunder or to any period ending on or before the Closing Date; provided, however, that Seller will hold, and will cause its agents to hold, in confidence, all confidential or proprietary information to which it has had access to pursuant to this Section 6.01; provided further, however, that such access shall not unreasonably interfere with Buyer’s business or operations.

Section 6.02                             Accounts Receivable.

(a)                                 Seller shall deliver to Buyer, promptly after the commencement of the Collection Period, a statement of the Accounts Receivable.  Buyer shall use commercially reasonable efforts to collect the Accounts Receivable during the period (the “Collection Period”) beginning on the earlier of the LMA Commencement Date or the Closing Date and ending on the 120th day thereafter, in the ordinary course of business; provided, however, that Buyer shall be under no obligation to commence or not to commence litigation or legal action to effect collection.  Any payment received by Buyer during the Collection Period from a customer of the Stations that was or is also a customer of Seller and that is obligated with respect to any Accounts Receivable shall be deposited by Buyer in the Seller Account on the date of receipt thereof (each such payment, a “Specified Payment” and, collectively, the “Specified Payments”).  Any payments that are made directly to Seller during the Collection Period relating to the Accounts Receivable shall be retained by Seller.  Buyer and its Affiliates shall not discount, adjust or otherwise compromise any Accounts Receivable and Buyer shall promptly refer any disputed Accounts Receivable to Seller.

(b)                                 Each Specified Payment received by Seller pursuant to Section 6.02(a) that is not specifically designated in writing as a payment of a particular invoice or invoices shall be presumptively applied by Seller to the accounts receivable for such customer outstanding for the longest amount of time, and the portion of each such Specified Payment, if any, that is attributable to accounts receivable that are not Accounts Receivable (each such portion, a “Remitted Payment” and, collectively, the “Remitted Payments”), shall be remitted by Seller to Buyer in accordance with Section 6.02(c); provided, however, that if, prior to the date hereof, Seller or, after earlier of the LMA Commencement Date or the Closing Date, Seller or Buyer received or receives a written notice of dispute from a customer with respect to an Accounts Receivable that has not been resolved, then Seller shall apply any payments from such customer to such customer’s oldest, non-disputed accounts receivable, whether or not an Accounts Receivable.

(c)                                  Seller shall deposit all Remitted Payments (without offset) into an account identified by Buyer in immediately available funds by wire transfer on or before the fifth (5th) Business Day following the receipt by Seller thereof pursuant to Section 6.02(b).  Seller shall furnish Buyer with a list of the amounts collected during such calendar month and in any prior calendar months with respect to the Accounts Receivable and a schedule of the amount remaining outstanding under each particular account.  Buyer shall be entitled during the sixty (60)-day period following the Collection Period to inspect and/or audit the records maintained by Seller pursuant to this Section 6.02, upon reasonable advance notice and during normal business hours.

(d)                                 Following the expiration of the Collection Period, neither Buyer nor Seller shall have any further obligations under this Section 6.02, except that Buyer shall immediately pay over to Seller any amounts subsequently paid to it with respect to any Accounts Receivable.  Following the Collection Period, Seller may pursue collections of all the Accounts Receivable, and Buyer shall deliver to Seller all files, records, notes and any other materials relating to the Accounts Receivable and shall otherwise cooperate with Seller for the purpose of collecting any outstanding Accounts Receivable.

(e)                                  Buyer acknowledges that Seller may maintain all established cash management lockbox arrangements in place at the Effective Time for remittance until such time as Seller deems appropriate to close such lockboxes.  Buyer agrees to update the Accounts Receivable aging reports to reflect all Seller lockbox receipts, and Seller agrees to cooperate with Buyer to keep the Accounts Receivable age reports current.  In addition, Seller shall, on or before the fifth (5th) Business Day following the end of the calendar month in which any of Buyer’s receivables are received by Seller through its lockbox, remit to Buyer such receivable collections.

(f)                                   If Seller fails to timely remit any amounts collected pursuant to this Section 6.02, such amount shall bear interest at the prime rate (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the date any such amount was due until the date of actual payment.

(g)           All amounts received by Seller (other than amounts representing Remitted Payments) pursuant to this Section 6.02 shall not be required to be refunded or repaid by Seller for any circumstance including, but not limited to, any termination of this Agreement pursuant to Section 11.01.

Section 6.03          Letters of Credit.  As of the Closing Date, Buyer shall assume all obligations of reimbursement under each letter of credit set forth in Disclosure Schedule Section 6.03 and use its commercially reasonable efforts to, effective as of the Closing Date, terminate or cause to be terminated, or cause Buyer or one of its Affiliates to be substituted in all respects for Seller in respect of all obligations of the Seller under such letters of credit.  In the event the actions provided for in the foregoing clause are not completed by the Closing Date, then Buyer shall indemnify and hold harmless Seller from and against all Losses incurred by Seller as a result of such failure and from and against any continuing obligations and liabilities under such letters of credit.

Section 6.04          Termination of Rights to the Names and Marks.  As soon as practicable after the earlier of the Closing Date and the LMA Commencement Date (and in any event within ninety (90) days thereafter), Buyer shall and shall cause each of its Affiliates to (a) cease and discontinue all uses of and (b) delete or remove the names and marks set forth on Disclosure Schedule Section 6.04 from all products, signage, vehicles, properties, technical information and promotional materials.  Buyer, for itself and its Affiliates, agrees that the rights of the Business to the names and marks set forth on Disclosure Schedule Section 6.04 pursuant to the terms of any agreements between Parent and its Affiliates, on the one hand, and Seller, on the other, shall terminate on the Closing Date.

Section 6.05          Insurance Policies.  All of the insurance policies with respect to the Stations and the Business shall be cancelled by Parent or Seller as of the Closing Date, and any refunded premiums shall be retained by Parent or Seller.  Buyer will be solely responsible for acquiring and placing its casualty insurance, business interruption insurance, liability insurance and other insurance policies for the Stations and the Business, including the Purchased Assets and Assumed Liabilities, for periods after the Closing.

ARTICLE VII
COVENANTS OF BUYER, SELLER AND PARENT

Section 7.01          Commercially Reasonable Efforts; Further Assurances.

(a)           Subject to the terms and conditions of this Agreement, Buyer and Seller will each use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement.

(b)           In furtherance and not in limitation of Section 7.01(a), Buyer and Seller agree to make appropriate filings pursuant to applicable Antitrust Laws, including a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within the later of (i) five (5) Business Days after the date hereof and (ii) one (1) Business Day after the Consent Delivery Date and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other commercially reasonable actions (but not involving the sale of any assets) necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.  Buyer and Operating Company shall each pay one-half (1/2) of all HSR Act filing fees, irrespective of whether the transactions contemplated by this Agreement are consummated.

(c)           Also in furtherance and not in limitation of Section 7.01(a), Buyer and Seller shall each prepare and file with the FCC as soon as practicable but in no event later than the later of (i) five (5) Business Days after the date hereof and (ii) one (1) Business Day after the Consent Delivery Date, the requisite applications (the “FCC Application”) and other necessary instruments or documents requesting the FCC Consent and thereupon prosecute such applications with all reasonable diligence to obtain the requisite FCC Consent; provided, however, except as provided in the following sentence, neither Buyer, FCC Licensees nor Seller shall be required to pay consideration to any third party to obtain the FCC Consent.  Buyer and Operating Company shall each pay one-half (1/2) of the FCC filing fees relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated.  Buyer and Seller shall each oppose any petitions to deny or other objections filed with respect to the FCC Applications to the extent such petition or objection relates to such party.  Neither Seller nor Buyer shall take any intentional action that would, or intentionally fail to take any action the failure of which to take would, reasonably be expected to have the effect of materially delaying the receipt of the FCC Consent.  Buyer and Seller shall each promptly enter into customary tolling or other arrangements if necessary and requested by the FCC to resolve any complaints with the FCC relating to any of the FCC Licenses, and, subject to the indemnification obligation set forth in Section 12.03(a)(iii), Buyer agrees to accept liability in connection with any enforcement action by the FCC with respect to such complaints if so requested by the FCC as part of such tolling or other arrangements.  If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Article XI, Buyer, Operating Company and the FCC Licensees shall each jointly request an extension of the effective period of the FCC Consent.  No extension of the FCC Consent shall limit the right of either party to exercise its rights under Article XI.

(d)           In connection with the efforts referenced in Section 7.01(a), Section 7.01(b), and Section 7.01(c) to obtain (i) all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law and (ii) the FCC Consent, Buyer, Operating Company and the FCC Licensees shall (x) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (y) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the FCC or any other Governmental Authority and of any material non-confidential portions of any communication received or given in connection with any proceeding by a private party and (z) permit the other party to review any material non-confidential portions of any communication given by it to, and consult with each other in advance of and be permitted to attend any meeting or conference with, the FTC, the DOJ, the FCC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, in each case regarding any of the transactions contemplated by this Agreement.

(e)           Buyer shall use its reasonable best efforts to have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make the timely payment of the Purchase Price and any other amounts to be paid by it in accordance with this Agreement and the Ancillary Agreements, as the case may be, at the Closing.

(f)            Also in furtherance and not in limitation of Section 7.01(a), (A) Seller shall prepare and file the notice of a reportable event referred to in Section 3.03 at least thirty (30) days prior to the Closing Date and (B) Seller shall prepare and file, within the later of (i) five (5) Business Days after the date hereof and (ii) one (1) Business Day after the Consent Delivery Date, a motion seeking the Bankruptcy Court Approval and requesting an expedited hearing on ten (10) days’ notice, and shall use commercially reasonable efforts to obtain the Bankruptcy Court Approval within thirty (30) days of the Consent Delivery Date.

Section 7.02          Confidentiality.  Nothing in this Agreement should be deemed to negate or limit Seller’s rights or any obligations under the Confidentiality Agreement, which is incorporated herein by reference.

Section 7.03          Certain Filings; Further Actions.  Seller and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Assumed Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers; provided, however, that Seller and Buyer shall not be required to pay consideration to obtain any such consent, approval or waiver.

Section 7.04          Control Prior to Closing.  The parties acknowledge and agree that, for the purposes of the Communications Act, this Agreement and, without limitation, the covenants in Article V, are not intended to and shall not be construed to transfer control of any Station or to give Buyer any right to, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the programming, operations, or any other matter relating to any Station prior to the Closing Date, and the FCC Licensees shall have complete control and supervision of the programming, operations, policies and all other matters relating to each Station up to the time of the Closing.

Section 7.05          Public Announcements.  The parties shall agree on the terms of the press release that announces the transactions contemplated hereby and thereafter agree to obtain the other party’s prior written consent before issuing any press release or making any public announcement with respect to this Agreement or the transactions contemplated hereby; provided, however, that either party shall be permitted without the consent of the other to issue any press releases or public statements the making of which may be required by applicable Law or any listing agreement with any national securities exchange; provided further, however, that prior to the issuance of such press release or public statement, the other party shall be provided notice and an opportunity to comment on such press release or public statement.  Notwithstanding the foregoing, the Parties acknowledge that this Agreement and the terms hereof will be filed with the FCC Applications and thereby become public.

Section 7.06          Notices of Certain Events.  From the date hereof until the earlier to occur of the Closing Date and such time as this Agreement is terminated in accordance with Article XI, Seller, on the one hand, and Buyer, on the other hand, shall each promptly notify the other of:

(a)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(b)           in the case of Seller, (i) the occurrence or non-occurrence of any event which, to its knowledge, has caused any representation or warranty made by it herein to be untrue or inaccurate in any material respect at any time on or after the date hereof and prior to the Closing and (ii) any material failure on the part of Seller to comply with or satisfy any covenant, condition or agreement set forth herein to be complied with or satisfied by Seller hereunder on or after the date hereof and prior to the Closing, other than due to Buyer’s actions or inactions under the LMA; and

(c)           in the case of Buyer, (i) the occurrence or non-occurrence of any event which, to its knowledge, has caused any representation or warranty made by it herein to be untrue or inaccurate, in any material respect, at any time on or after the date hereof and prior to the Closing and (ii) any material failure on the part of Buyer to comply with or satisfy any covenant, condition or agreement set forth herein to be complied with or satisfied by Buyer hereunder on or after the date hereof and prior to the Closing.

Section 7.07          Retention of Records; Post-Closing Access to Records.

(a)           Notwithstanding anything to the contrary contained in this Agreement, Parent and its Affiliates may retain and use, at their own expense, copies of all documents or materials transferred hereunder, in each case, which (i) are used in connection with the businesses of Parent or its Affiliates, other than the Business, (ii) Parent or any of its Affiliates (other than Seller) in good faith determines it is reasonably likely to need access to in connection with the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any suit, claim, action, proceeding or investigation against or by Parent or any of its Affiliates (other than Seller) pending or threatened as of the Closing Date, or (iii) Parent or any of its Affiliates (other than Seller) in good faith determines it is reasonably likely to need access to in connection with any filing, report, or investigation to or by any Governmental Authority, including in the action captioned Freedom Communications Holdings, Inc., et al., Debtors, pending in the Bankruptcy Court.

(b)           Notwithstanding anything to the contrary contained in this Agreement, for a period of six (6) years after the Closing Date, Parent and its Subsidiaries shall maintain, and provide Buyer and its representatives reasonable access to, those records of Parent and its Subsidiaries insofar as they relate to the Purchased Assets that relate to periods prior to the consummation of the Closing, during normal business hours and on at least ten (10) Business Days’ prior written notice (or such shorter time period as necessitated by the urgency of the underlying facts and circumstances).  If Parent or any of its Subsidiaries shall desire to dispose of any of such books and records prior to the expiration of such six (6)-year period in accordance with the record retention policies of Parent then in effect, Parent shall, prior to such disposal, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select, subject to destruction of correspondence and other similar documents in the ordinary course, in accordance with customary retention policies and applicable Law.

Section 7.08          Cooperation in Litigation.  Buyer and Parent shall (and shall cause their respective Subsidiaries to) reasonably cooperate with each other at the requesting party’s expense in the prosecution or defense of any claim, litigation or other proceeding arising from or related to the conduct of the Business and involving one or more third parties.  The party requesting such cooperation shall pay the reasonable out-of-pocket expenses (excluding internal costs) incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its Affiliates and its and their officers, directors, employees and agents.

ARTICLE VIII
PENSION, EMPLOYEE AND UNION MATTERS

Section 8.01          Employment.

(a)           On or prior to the earlier of LMA Commencement Date and the Closing Date, Buyer shall offer employment to each Employee employed immediately prior to such date who is listed on the list included as Disclosure Schedule Section 3.14(a) or Disclosure Schedule Section 1.01(a) or who is hired after the date of such list with the prior, written consent of Buyer (such consent not to be unreasonably withheld or delayed) except the Employees listed on Disclosure Schedule Section 8.01(a), who (i) is not on authorized leave of absence, sick leave, short or long term disability leave, military leave or layoff with recall rights (“Active Employees”); or (ii) is on authorized leave of absence, sick leave, short or long term disability leave, military leave or layoff with recall rights and who returns to active employment immediately following such absence and within six months of the Closing Date, or such later date as required under applicable law (“Inactive Employees”).  On the Closing Date, Buyer shall offer employment to each Employee listed on Disclosure Schedule Section 8.01(a).  For the purposes hereof, all Active Employees, Inactive Employees or those listed on Disclosure Schedule Section 8.01(a) who accept Buyer’s offer of employment and commence employment on the applicable Employment Commencement Date are hereinafter referred to collectively as the “Transferred Employees,” and the “Employment Commencement Date” as referred to herein shall mean (x) as to those Transferred Employees who are Active Employees hired upon commencement of the LMA, the LMA Commencement Date, (y) as to those Transferred Employees who are Active Employees hired pursuant to the second sentence of this Section 8.01, the Closing Date, and (z) those Transferred Employees who are Inactive Employees, the date on which the Transferred Employee begins employment with Buyer.  Buyer shall employ at-will those Transferred Employees who are not Union Employees (the “Non-Union Transferred Employees”) and who do not have employment agreements with Seller initially at a monetary compensation (consisting of base salary, commission rate and normal bonus opportunity) at least as favorable as those provided by Seller immediately prior to the Employment Commencement

Date.  The initial terms and conditions of employment for those Non-Union Transferred Employees who have employment agreements with Seller shall be as set forth in such employment agreements.  Buyer agrees so long as such Non-Union Transferred Employees remain employed by Buyer, Buyer shall provide each Non-Union Transferred Employee with compensation that, in the aggregate, is no less favorable than the compensation provided to the Non-Union Transferred Employees immediately prior to the Effective Time and employee benefits that are no less favorable to the employee benefits provided to similarly situated employees of Buyer; provided, however, that sales commissions and bonuses based on performance may be less to the extent of changes in performance.  Buyer agrees that Buyer shall provide severance benefits to the Non-Union Transferred Employees on terms that are at least as favorable as those provided to similarly situated employees of Buyer.  Buyer shall employ those Transferred Employees that are Union Employees in accordance with the terms and conditions established in the applicable Bargaining Agreement and applicable Law.  To the extent permitted by Law, Buyer shall give Transferred Employees full credit for purposes of eligibility and vesting and benefit accrual (other than benefit accrual under a defined benefit pension plan) under the employee benefit plans or arrangements or severance practices maintained by the Buyer or its Affiliates in which such Transferred Employees participate for such Transferred Employees’ service with the Seller or its Affiliates or predecessors.

(b)           If and to the extent any Seller has entered into or is bound by any Bargaining Agreements, Buyer and Seller shall cooperate fully in the assignment and assumption of such Bargaining Agreements and in any negotiations with respect thereto such that, as of the earlier of the LMA Commencement Date and the Closing Date, Buyer shall have (whether through such an assumption, negotiations or otherwise) the same rights and obligations with respect to the Union Employees who are Transferred Employees as Seller had immediately before such date.

Section 8.02          Savings Plan.  Buyer shall cause a tax-qualified defined contribution plan established or designated by Buyer (a “Buyer’s 401(k) Plan”) to accept rollover contributions from the Transferred Employees of any account balances distributed to them by the Seller’s 401(k) Plan.  Buyer shall allow any such Transferred Employees’ outstanding plan loan to be rolled into Buyer’s 401(k) Plan.  The distribution and rollover described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party by applicable Law in connection therewith.  Buyer’s 401(k) Plan shall credit Transferred Employees with service credit for eligibility and vesting purposes for service recognized for the equivalent purposes under Seller’s 401(k) Plan.

Section 8.03          Employee Welfare Plans.  Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred under the terms of the Employee Plans by such Employees or their covered dependents prior to the Employment Commencement Date.  Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Employment Commencement Date shall be the responsibility of Buyer, subject to the terms and conditions of Buyer’s welfare plans.  With respect to any welfare benefit plans maintained by Buyer for the benefit of Transferred Employees on and after the Employment Commencement Date, to the extent permitted by law, Buyer shall (a) cause there to be waived any eligibility requirements or pre-existing condition limitations to the same extent waived generally by Buyer with respect to its employees and (b) give effect, in determining any deductible and maximum out-of-pocket limitations, amounts paid by such Transferred Employees with respect to similar plans maintained by Seller.

Section 8.04          Vacation.  To the extent Buyer has received a credit in the prorations, Buyer will assume all liabilities for unpaid, accrued vacation of each Transferred Employee as of the Employment Commencement Date, giving credit under Buyer’s vacation policy for service with Seller, and shall permit Transferred Employees to use their vacation entitlement accrued as of the Closing Date in accordance with Buyer’s policy for carrying over unused vacation.  To the extent that, following the Closing Date, Buyer’s policies do not permit a Transferred Employee to use any accrued and unused vacation for which Buyer has assumed the liabilities hereunder (other than as a result of such Transferred Employee’s failure to use such vacation despite his or her eligibility to do so, without adverse consequences, under Buyer’s policies), Buyer will pay such Transferred Employee for any such vacation.  Service with both Seller and Buyer shall be taken into account in determining Transferred Employees’ vacation entitlement under Buyer’s vacation policy after the Closing Date.

Section 8.05          Sick Leave.  To the extent Buyer has received a credit in the prorations, Buyer shall grant credit for all unused sick leave accrued by Transferred Employees on the basis of their service during the current calendar year as employees of Seller.

Section 8.06          No Further Rights.  Without limiting the generality of Section 13.08, nothing in this Article VIII, express or implied, is intended to confer on any Person (including any Transferred Employees and any current or former employees of Seller or the FCC Licensees) other than the parties hereto and their respective successors and assigns any rights, benefits, remedies, obligations or liabilities under or by reason of this Article VIII.

Section 8.07          Flexible Spending Plan.  As of the earlier of the LMA Commencement Date or the Closing Date (the “Transfer Date”), Seller shall transfer from the Employee Plans that are medical and dependent care account plans (each, a “Seller FSA Plan”) to one or more medical and dependent care account plans established or designated by Buyer (collectively, the “Buyer FSA Plan”) the account balances (positive or negative) of Transferred Employees, and Buyer shall be responsible for the obligations of the Seller FSA Plans to provide benefits to the Transferred Employees with respect to such transferred account balances at or after the Transfer Date (whether or not such claims are incurred prior to, on or after the Transfer Date).  Each Transferred Employee shall be permitted to continue to have payroll deductions made as most recently elected by him or her under the applicable Seller FSA Plan.  As soon as reasonably practicable following the end of the plan year for the Buyer FSA Plan, including any grace period, Buyer shall promptly reimburse Seller for benefits paid by the Seller FSA Plans to any Transferred Employee prior to the Transfer Date to the extent in excess of the payroll deductions made in respect of such Transferred Employee at or prior to the Transfer Date but only to the extent that such Transferred Employee continues to contribute to the Buyer FSA Plan the amount of such deficiency.  This Section 8.07 shall be interpreted and administered in a manner consistent with Rev. Rul. 2002-32.

Section 8.08          Payroll Matters.

(a)           Seller and Buyer shall follow the “standard procedures” for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 for Transferred Employees.  Under this procedure, (i) Seller shall provide all required Forms W-2 to (x) all Transferred Employees reflecting wages paid and taxes withheld by Seller prior to the Employment Commencement Date, and (y) all other employees and former employees of Seller who are not Transferred Employees reflecting all wages paid and taxes withheld by Seller, and (ii) Buyer (or one of its Affiliates) shall provide all required Forms W-2 to all Transferred Employees reflecting all wages paid and taxes withheld by Buyer (or one of its Affiliates) on and after the Employment Commencement Date.

(b)           Seller and Buyer shall adopt the “alternative procedure” of Revenue Procedure 2004-53 for purposes of filing Internal Revenue Service Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate).  Under this procedure, Seller shall provide to Buyer all Internal Revenue Service Forms W-4 and W-5 on file with respect to each Transferred Employee and any written notices received from the Internal Revenue Service under Reg. § 31.3402(f)(2)-1(g)(5) of the Code, and Buyer will honor these forms until such time, if any, that such Transferred Employee submits a revised form.

(c)           With respect to garnishments, tax levies, child support orders, and wage assignments in effect with Seller on the Employment Commencement Date for Transferred Employees and with respect to which Seller has notified Buyer in writing, Buyer shall honor such payroll deduction authorizations with respect to Transferred Employees and will continue to make payroll deductions and payments to the authorized payee, as specified by a court or order which was filed with Seller on or before the Employment Commencement Date, to the extent such payroll deductions and payments are in compliance with applicable Law, and Seller will continue to make such payroll deductions and payments to authorized payees as required by Law with respect to all other employees of the Business who are not Transferred Employees.  Seller shall, as soon as practicable after the Employment Commencement Date, provide Buyer with such information in the possession of Seller as may be reasonably requested by Buyer and necessary for Buyer to make the payroll deductions and payments to the authorized payee as required by this Section 8.08(c).

Section 8.09          WARN Act.  Buyer shall not take any action on or after the Closing Date that would cause any termination of employment of any employees by Seller that occurs before the Closing to constitute a “plant closing” or “mass layoff” under the Worker Adjustment and Retraining Act of 1988, as amended (the “WARN Act”) or any similar state or local Law, or to create any liability to Seller or Parent for any employment terminations under applicable Law.  Assumed Liabilities assumed by Buyer pursuant to Section 2.03 shall include all liabilities with respect to any amounts (including any severance, fines or penalties) payable under or pursuant to the WARN Act or any similar state or local Law with respect to any Employees who do not become Transferred Employees as a result of Buyer’s failure to extend offers of employment or continued employment as required by Section 8.01 or in connection with events that occur from and after the Closing, and Buyer shall reimburse Parent for any such amounts.

ARTICLE IX
TAX MATTERS

Section 9.01          Bulk Sales.  Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales law and no representations, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such noncompliance; provided, however, that, subject to Section 9.02, Operating Company shall be liable for any liability arising from such non-compliance solely in accordance with Buyer’s right to indemnification in accordance with Article XII.

Section 9.02          Transfer Taxes.  All Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement shall be shared equally by Operating Company and Buyer.  The party which has the primary responsibility under applicable law for the payment of any particular Transfer Tax, shall prepare the relevant Tax Return and notify the other party in writing of the Transfer Taxes shown on such Tax Return.  Such other party shall pay the party that paid the Transfer Tax an amount equal to fifty percent (50%) of such Transfer Taxes in immediately available funds no later than the date that is the later of (i) five (5) Business Days after the date of such notice or (ii) two (2) Business Days prior to the due date for such Transfer Taxes.  Operating Company and Buyer shall cooperate in the preparation, execution and filing of all Transfer Tax Returns and shall cooperate to seek and to secure any available exemptions from such Transfer Taxes.

Section 9.03          FIRPTA Certificate.  Seller shall deliver to Buyer on the Closing Date, duly completed and executed certificates of non-foreign status pursuant to section 1.1445-2(b)(2) of the Treasury regulations sufficient to exempt Buyer from the requirements of Code Section 1445(a).  The sole remedy, including for purposes of Section 10.03 and Article XI or Article XII for failure to provide any such certificate shall be to permit Buyer to make any withholding as are required pursuant to Section 1445 of the Code.

Section 9.04          Taxpayer Identification Numbers.  The taxpayer identification numbers of Buyer and Seller are set forth on Disclosure Schedule Section 9.04.

Section 9.05          Taxes and Tax Returns.  Subject to Section 2.09, Seller shall be liable for payment of and shall prepare and properly file on a timely basis true, complete and accurate Tax Returns and other documentation, for any and all Income Taxes incurred with respect to the Purchased Assets and the Business for any Pre-Closing Tax Period.  Subject to Section 2.09, Buyer shall be liable for and payment of and shall prepare and properly file on a timely basis true, complete and accurate Tax Returns and other documentation for any and all Taxes incurred with respect to the Purchased Assets and the Business for any Post Closing Tax Period.

Section 9.06          Purchase Price Allocation.  Buyer will allocate the applicable portions of the Purchase Price paid to each Seller entity among the Purchased Assets, of such Seller entity in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local, or foreign Law, as appropriate) and will prepare a draft schedule documenting such allocation and shall provide such draft schedule to Seller.  Seller shall be entitled to review and comment on such schedule for ten (10) Business Days, and Buyer shall consider such comments in good faith.  Thereafter, Buyer shall provide Seller with

Buyer’s final allocation schedule.  Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with Buyer’s final allocation schedule.

ARTICLE X
CONDITIONS TO CLOSING

Section 10.01       Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)           Any applicable waiting period, clearance, approval or filing under the HSR Act or any other Antitrust Law or regulation relating to the transactions contemplated hereby shall have expired or been terminated or shall have been obtained or made.

(b)           No provision of any applicable Law and no Governmental Order shall prohibit the consummation of the Closing.

(c)           The FCC Consent shall have been granted and shall be in full force and effect and shall have become a Final Order.

(d)           The Bankruptcy Court Approval shall have been obtained and shall be in full force and effect.

(e)           The Requisite Approval or the Stockholder Approval, as the case may be, shall have been obtained.

Section 10.02       Conditions to Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following further conditions:

(a)           The representations and warranties of Buyer made in this Agreement shall be true and correct, disregarding all qualifiers and exceptions relating to materiality or Material Adverse Effect, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers and exceptions relating to materiality or Material Adverse Effect, as of such earlier date) as of the Closing Date as though made on and as of the Closing Date except, in both cases, (i) for changes expressly contemplated by this Agreement, or (ii) where the failures to be true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or any Ancillary Agreement.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.  Seller shall have received a certificate dated as of the Closing Date from Buyer, executed by an authorized officer of Buyer, to the effect that the conditions set forth in this Section 10.02(a) have been satisfied.

(b)                                 Seller shall have received the following documents:

(i)                                     the certificate of incorporation (or equivalent organizational document) for Buyer, certified as of a recent date by the Secretary of State of the applicable jurisdiction of organization;

(ii)                                  a certificate of the Secretary of State as to the good standing as of a recent date of Buyer in such jurisdiction;

(iii)                               a certificate of an officer of Buyer, given by such officer on behalf of Buyer and not in such officer’s individual capacity, certifying as to the bylaws (or equivalent governing document) of Buyer and as to resolutions of the board of directors (or equivalent governing body) of Buyer authorizing this Agreement and the transactions contemplated hereby and thereby.

(c)                                  Buyer shall have made, or stand ready at Closing to make, the deliveries contemplated in Section 2.08(a) and Section 2.08(c) and each Ancillary Agreement.

Section 10.03                      Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following further conditions:

(a)                                 The representations and warranties of Seller and Parent made in this Agreement shall be true and correct, disregarding all qualifiers and exceptions relating to materiality or Material Adverse Effect, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers and exceptions relating to materiality or Material Adverse Effect, as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, except, in both cases, (i) for changes expressly contemplated or permitted by this Agreement, (ii) for changes that take place after the LMA Commencement Date unless such changes result from Seller’s breach of this Agreement or the LMA or were under Seller’s control, (iii) for changes as a result of any act or omission of Buyer or its agents under the LMA or (iv) where the failures to be true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.  Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, unless such nonperformance was a result of any act or omission of Buyer or its agents under the LMA.  Buyer shall have received a certificate dated as of the Closing Date from Seller, executed by an authorized officer of Seller, to the effect that the conditions set forth in this Section 10.03(a) have been satisfied.

(b)                                 Buyer shall have received the following documents:

(i)                                     the certificate of incorporation (or equivalent organizational document) for each Seller, certified as of a recent date by the Secretary of State of the applicable jurisdiction of organization;

(ii)                                  a certificate of the Secretary of State of each jurisdiction in which any Seller is organized or qualified to do business as to the good standing as of a recent date of such Seller in such jurisdiction;

(iii)                               a certificate of an officer of each Seller, given by each such officer on behalf of such Seller and not in such officer’s individual capacity, certifying as to the bylaws (or equivalent governing document) of such Seller and as to resolutions of the board of directors (or equivalent governing body) of Sellers authorizing this Agreement and the transactions contemplated hereby and thereby;

(iv)                              opinions of counsel to Parent and Operating Company opining as to the corporate matters set forth on Disclosure Schedule Section 10.03(b); and

(v)                                 a certificate of the Secretary of Parent, given by the Secretary on behalf of Parent and not in the Secretary’s individual capacity, certifying that the Requisite Approval or the Stockholder Approval, as the case may be, has been obtained.

(c)                                  Seller shall have obtained (and in the case of an affirmative consent) delivered the consents to assignment listed on Disclosure Schedule Section 10.03(c).

(d)                                 Seller shall have delivered to Buyer (A) pay-off letters or similar documents evidencing the discharge or payment in full of the Indebtedness of Seller duly executed by each lender of the Indebtedness of Seller and (B) termination statements on Form UCC-3, or other appropriate releases, which when filed will release and satisfy any and all Liens relating to the Indebtedness of Seller, together with proper authority to file such termination statements or other releases at and following the Closing.

(e)                                  Buyer shall have received title commitments that comply with the requirements set forth in Section 5.03.

(f)                                   Seller shall have made, or stand ready at Closing to make, the deliveries contemplated in Section 2.08(b) and Section 2.08(c) and each Ancillary Agreement.

ARTICLE XI
TERMINATION

Section 11.01                      Termination.  This Agreement may be terminated at any time prior to the Closing as follows:

(a)                                 by the mutual written consent of Operating Company and Buyer;

(b)                                 either by Operating Company or by Buyer:

(i)                                     if the Closing shall not have occurred on or before the nine (9) month anniversary of the date of this Agreement (the “Termination Date”) so long as the terminating party (and, in the case of a termination by Operating Company, the FCC Licensees) is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement to the extent that would give the other party the right not to close pursuant to Section 10.02 or Section 10.03, as the case may be;

(ii)                                  if there shall be any Law that prohibits consummation of the transactions contemplated by this Agreement or if a Governmental Authority of competent jurisdiction shall have issued a Government Order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement, and such Government Order shall have become final and non-appealable;

(iii)                               if the FCC designates the FCC Applications for hearing with respect to the transactions contemplated by this Agreement;

(iv)                              if the Bankruptcy Court shall have denied the motion seeking Bankruptcy Court Approval; or

(v)                                 if the Requisite Approval shall not have been obtained by Parent and delivered to Buyer by 11:59 p.m. Pacific Time on the seventh (7th) day following the date of this Agreement.

(c)                                  by Operating Company:

(i)                                     upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the condition set forth in Section 10.02(a) would not be satisfied, unless such breach or untruth can be cured prior to Closing and after receipt of notice thereof, Buyer proceeds in good faith to cure such breach or untruth as promptly as practicable; provided, however, that Operating Company shall not have the right to terminate this Agreement pursuant to this Section 11.01(c)(i) if Seller is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement to an extent which would give Buyer the right not to close pursuant to Article X;

(ii)                                  if all of the conditions set forth in Section 10.01 and Section 10.03 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing, including the condition set forth in Section 10.03(d)) and Buyer fails to consummate the transactions contemplated by this Agreement within the earlier of (i) two (2) Business Days after the date the Closing should have occurred pursuant to Section 2.08 and (ii) the later of the date the Closing should have occurred pursuant to Section 2.08 and one (1) Business Day before the Termination Date, and Seller stood ready, willing and able to consummate the transactions contemplated by this Agreement during such period; or

(iii)                               if Buyer shall have failed to deliver the Escrow Deposit to the Escrow Agent in accordance with the provisions of Section 2.07 of this Agreement.

(d)                                 by Buyer:

(i)                                     if Seller has not filed, by the date required by Section 7.01(f) of this Agreement, a motion seeking the Bankruptcy Court Approval and requesting an expedited hearing on ten (10) days’ notice;

(ii)                                  upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the condition set forth in Section 10.03(a) would not be satisfied, unless such breach or untruth can be cured prior to Closing and after receipt of notice thereof, Seller proceeds in good faith to cure such breach or untruth as promptly as practicable; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 11.01(d)(ii) if Buyer is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement to an extent which would give Seller the right not to close pursuant to Article X; or

(iii)                               if all of the conditions set forth in Section 10.01 and Section 10.02 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Seller fails to consummate the transactions contemplated by this Agreement within the earlier of (i) two (2) Business Days after the date the Closing should have occurred pursuant to Section 2.08 and (ii) the later of the date the Closing should have occurred pursuant to Section 2.08 and one (1) Business Day before the Termination Date, and Buyer stood ready, willing and able to consummate the transactions contemplated by this Agreement during such period.

(e)                                  The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other party: provided, that (i) if Seller shall have given written notice of termination pursuant to Section 11.01(c)(iii), Buyer shall have two (2) Business Days to cure its failure to deliver the Escrow Deposit to the Escrow Agent in accordance with the provisions of Section 2.07, and (ii) if Buyer shall have given written notice of termination pursuant to Section 11.01(d)(i), Seller shall have two (2) Business Days to cure its failure to file, by the date required by Section 7.01(f) of this Agreement, the motion seeking the Bankruptcy Court Approval and requesting an expedited hearing on ten (10) days’ notice.

Section 11.02                      Effect of Termination.

(a)                                 In the event of a valid termination of this Agreement pursuant to Section 11.01, this Agreement (other than Section 7.02, this Article XI, and Article XIII, which shall remain in full force and effect) shall forthwith become null and void, and no party hereto (nor any of their respective Affiliates, directors, officers or employees) shall have any liability or further obligation, except as provided in Section 11.02(b) and Section 11.02(c) below.  A termination of this Agreement shall not terminate the Confidentiality Agreement, nor, in each case, affect the parties’ rights and obligations thereunder.

(b)                                 If this Agreement is terminated by Operating Company pursuant to Section 11.01(c)(i) or Section 11.01(c)(ii), then Seller shall be entitled to the Escrow Deposit as liquidated damages, and the parties to the Escrow Agreement shall immediately deliver joint written instructions to the Escrow Agent directing such disbursement.  If this Agreement is terminated by Operating Company pursuant to Section 11.01(c)(iii), then Seller shall be entitled to the sum of Thirty-Eight Million Five Hundred Thousand Dollars ($38,500,000) (the “Default Payment”) as liquidated damages, and Buyer shall, within one (1) Business Day of delivery of notice of termination of this Agreement by Operating Company, pay the Default Payment to Seller by wire transfer of immediately available federal funds pursuant to wire instructions provided by Operating Company to Buyer.  Seller shall, in addition, be entitled to prompt payment on demand from Buyer of the reasonable attorneys’ fees actually incurred by Seller in enforcing its rights under this Agreement.  The parties understand and agree that the amount of liquidated damages represents Seller’s and Buyer’s reasonable estimate of actual damages and does not constitute a penalty.  Notwithstanding any other provision of this Agreement to the contrary, in the event that Operating Company terminates this Agreement pursuant to Section 11.01(c)(i), Section 11.01(c)(ii) or Section 11.01(c)(iii), the payment of the Escrow Deposit or the Default Payment, as the case may be, together with any attorneys’ fees, pursuant to this Section 11.02(b), shall be Seller’s sole and exclusive remedy for damages of any nature or kind that Seller may suffer as a result of Buyer’s breach or default under this Agreement or Buyer’s failure to consummate the transactions contemplated by this Agreement, which would result in Operating Company’s right to terminate this Agreement under Section 11.01(c)(i), Section 11.01(c)(ii) or Section 11.01(c)(iii), as the case may be.  The parties hereto acknowledge and agree that the liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder.

(c)                                  If this Agreement is terminated by Buyer pursuant to Section 11.01(d)(i), Section 11.01(d)(ii) or Section 11.01(d)(iii), then Operating Company and Parent shall be liable for any and all Losses incurred or suffered by Buyer in an aggregate amount not to exceed Thirty-Eight Million Five Hundred Thousand Dollars ($38,500,000).

(d)                                 If this Agreement is terminated under the provisions of this Article XI for any reason other than by Operating Company pursuant to Section 11.01(c)(i) or Section 11.01(c)(ii), then the parties to the Escrow Agreement shall deliver joint written instructions to the Escrow Agent directing the disbursement of the Escrow Deposit to Buyer.

ARTICLE XII
SURVIVAL; INDEMNIFICATION

Section 12.01                      Survival.  The representations and warranties of the parties hereto contained in or made pursuant to this Agreement or in any certificate or other writing furnished pursuant hereto or in connection herewith shall survive in full force and effect until the first anniversary of the Closing Date; provided, however, that the representations and warranties in the first sentence of Section 3.01, the first sentence of Section 4.01, and the representations and warranties in Section 3.02 and Section 4.02 shall survive in perpetuity; provided further, however, that the representations and warranties in Section 3.19 shall survive until six (6) years after the Closing Date and the representations and warranties in Section 3.16 shall survive until three (3) years after the Closing Date.  None of the covenants and agreements shall survive the Closing except to the extent such covenants and agreements contemplate performance after the Closing, in which case such covenants and agreements shall survive until performed.  No claim may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable survival period.  In the event such notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such claim is finally resolved and any obligations thereto are fully satisfied.

Section 12.02                      Indemnification by Buyer.

(a)                                 Subject to Section 12.01 and the LMA, Buyer shall indemnify against and hold harmless Seller, and its Affiliates and their respective employees, officers and directors (collectively, the “Seller Indemnified Parties”) from, and agrees to promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys’ fees and expenses reasonably incurred) (collectively, “Losses”), which such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i)                                     Buyer’s breach of any of its representations or warranties contained in this Agreement (each such breach, a “Buyer Warranty Breach”);

(ii)                                  any breach or nonfulfillment of any agreement or covenant of Buyer under the terms of this Agreement;

(iii)                               any Losses which Seller incurs as a result of Buyer’s failure to assume the Section 2.02(n) Contracts; and

(iv)                              the Assumed Liabilities.

(b)                                 Notwithstanding any other provision to the contrary, Buyer shall not be required to indemnify and hold harmless any Seller Indemnified Party pursuant to Section 12.02(a):  (A) unless such Seller Indemnified Party has asserted a claim with respect to such matters within the applicable survival period set forth in Section 12.01 and (B) until the aggregate amount of Seller Indemnified Parties’ Losses resulting from Buyer Warranty Breaches exceeds Two Million Dollars ($2,000,000) (the “Threshold”) and then only to the extent of such Losses in excess of One Million Dollars ($1,000,000) (the “Deductible”); provided, however, that the cumulative indemnification obligation of Buyer under this Section 12.02(b) shall in no event exceed Forty-Two Million Three Hundred Fifty Thousand Dollars ($42,350,000) (the “Cap”); provided further, however, that neither the Threshold nor the Deductible nor the Cap shall apply in the case of any indemnification under clauses (ii), (iii) and (iv) of Section 12.02(a).

(c)                                  Notwithstanding any other provision to the contrary, (i) with respect to any claims asserted by any Seller Indemnified Party for the first time after the date which is the first (1st) anniversary of the Closing Date but no later than the third (3rd) anniversary of the Closing Date, the Cap shall be reduced to an amount equal to the lower of (x) the Cap minus the sum of (1) the aggregate amount paid under any resolved claims made by any Seller Indemnified Party pursuant to this Article XII and (2) the maximum amount payable under any unresolved claims made by any Seller Indemnified Party pursuant to this Article XII, and (y) six and three-quarters percent (6.75%) of the Purchase Price, (ii) with respect to any claims asserted by any Seller Indemnified Party for the first time after the date which is the third (3rd) anniversary of the Closing Date, the Cap shall be reduced to an amount equal to the lower of (x) the Cap minus the sum of (1) the aggregate amount paid under any resolved claims made by any Seller Indemnified Party pursuant to this Article XII and (2) the maximum amount payable under any unresolved claims made by any Seller Indemnified Party pursuant to this Article XII, and (y) to two and one-quarter percent (2.25%) of the Purchase Price, and (iii) with respect to any claims asserted by any Seller Indemnified Party for the first time after the date which is the sixth (6th) anniversary of the Closing Date, the Cap shall be zero.

Section 12.03                      Indemnification by Operating Company and Parent.

(a)                                 Subject to Section 12.01 and the LMA, Operating Company and Parent, jointly and severally, shall indemnify against and hold harmless Buyer, its Affiliates and their respective employees, officers and directors (collectively, the “Buyer Indemnified Parties”) from, and agrees to promptly defend any Buyer Indemnified Party from and reimburse any Buyer Indemnified Party for, any and all Losses which such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i)                                     Seller’s or Parent’s breach of any of the representations or warranties contained in this Agreement (each such breach, a “Seller Warranty Breach”);

(ii)                                  any breach or nonfulfillment of any agreement or covenant of Seller or Parent under the terms of this Agreement;

(iii)                               the Excluded Liabilities (including any Losses which Buyer incurs as a result of accepting liability for any enforcement action by the FCC relating to any period prior to the LMA Commencement Date) or, subject to Section 9.02, any failure to comply with laws relating to bulk sales; and

(iv)                              the Excluded Assets.

For the avoidance of doubt, Buyer acknowledges and agrees that the FCC Licensees, the Broadcast Trust and the trustee of the Broadcast Trust shall not be required to indemnify and hold harmless any Buyer Indemnified Party pursuant to this Section 12.03(a), and no claims for indemnification of any Buyer Indemnified Party shall be asserted against the FCC Licensees, the Broadcast Trust or the trustee of the Broadcast Trust.

(b)                                 Notwithstanding any other provision to the contrary, Operating Company and Parent shall not be required to indemnify and hold harmless any Buyer Indemnified Party pursuant to Section 12.03(a):  (A) unless such Buyer Indemnified Party has asserted a claim with respect to such matters within the applicable survival period set forth in Section 12.01 and (B) until the aggregate amount of Buyer Indemnified Parties’ Losses resulting from Seller Warranty Breaches exceeds the Threshold, and then only to the extent of such Losses in excess of the Deductible; provided, however, that the cumulative indemnification obligation of

Operating Company and Parent under this Section 12.03(b) shall in no event exceed the Cap; provided further, however, that neither the Threshold nor the Deductible nor the Cap shall apply in the case of any indemnification under clauses (ii), (iii) and (iv) of Section 12.03(a).

(c)                                  Notwithstanding any other provision to the contrary, (i) with respect to any claims asserted by any Buyer Indemnified Party for the first time after the date which is the first (1st) anniversary of the Closing Date but no later than the third (3rd) anniversary of the Closing Date, the Cap shall be reduced to an amount equal to the lower of (x) the Cap minus the sum of (1) the aggregate amount paid under any resolved claims made by any Buyer Indemnified Party pursuant to this Article XII and (2) the maximum amount payable under any unresolved claims made by any Buyer Indemnified Party pursuant to this Article XII, and (y) six and three-quarters percent (6.75%) of the Purchase Price, (ii) with respect to any claims asserted by any Buyer Indemnified Party for the first time after the date which is the third (3rd) anniversary of the Closing Date, the Cap shall be reduced to an amount equal to the lower of (x) the Cap minus the sum of (1) the aggregate amount paid under any resolved claims made by any Buyer Indemnified Party pursuant to this Article XII and (2) the maximum amount payable under any unresolved claims made by any Buyer Indemnified Party pursuant to this Article XII, and (y) to two and one-quarter percent (2.25%) of the Purchase Price, and (iii) with respect to any claims asserted by any Buyer Indemnified Party for the first time after the date which is the sixth (6th) anniversary of the Closing Date, the Cap shall be zero.

Section 12.04                      Notification of Claims.

(a)                                 A party entitled to be indemnified pursuant to Section 12.02 or Section 12.03 (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any claim or demand that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided, however, that a failure to give prompt notice or to include any specified information in any notice will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party that was entitled to receive such notice was damaged as a result of such failure.  Subject to the Indemnifying Party’s right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article XII within thirty (30) days after the receipt of written notice thereof from the Indemnified Party.

(b)                                 If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 12.04(a), the Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party for so long as the Indemnifying Party shall continue in good faith to diligently defend against such action or claim.  The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense.  The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case five (5) Business Days before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 12.04(a) of its election to defend in good faith any such third party claim or demand.  So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and the Indemnified Party shall make available to the Indemnifying Party or its agents all records and other material in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party claim or demand.  Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so.  In the event:  (i) the Indemnifying Party elects not to defend such claim or action; or (ii) the Indemnifying Party elects to defend such claim or action but fails to diligently defend such claim or action in good faith, the Indemnified Party shall have the right to conduct the defense thereof and to settle or compromise such claim or action without the consent of the Indemnifying Party, except that with respect to the settlement or compromise of such a claim, demand or action, the Indemnified Party shall not settle or compromise any such claim or demand or action without the consent of the Indemnifying Party (such consent not to be unreasonably withheld), unless the Indemnifying Party is given a full and completed release of any and all liability by all relevant parties relating thereto and has no obligation to pay any damages.

Section 12.05                      Net Losses; Subrogation; Mitigation.

(a)                                 Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses and (ii) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third party.  Each Indemnified Party shall exercise reasonable best efforts to obtain such proceeds, benefits and recoveries.  If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party’s payment).  With respect to any Losses incurred or suffered by an Indemnified Party, no liability shall attach to the Indemnifying Party in respect of any Losses to the extent that the same Losses have been recovered by the Indemnified Person from the Indemnifying Party, accordingly, the Indemnified Person may only recover once in respect of the same Loss.

(b)                                 Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates.  Such Indemnified Party (and its Affiliates) and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(c)                                  Buyer and Seller shall use reasonable best efforts to mitigate any Losses, whether by asserting claims against a third party or by otherwise qualifying for a benefit that would reduce or eliminate an indemnified matter; provided, however, that no party shall be required to use such efforts if they would be demonstrably detrimental in any material respect to such party.

Section 12.06                      Computation of Indemnifiable Losses.  Any calculation of Losses for purposes of this Article XII shall be (a) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the deductibility of any such Loss in the year such Loss is incurred; and (b) increased to take account of any net Tax liability actually realized by the Indemnified Party arising from the receipt or accrual of any indemnity obligation hereunder.  To the extent permitted by law, all indemnity payments made pursuant to this Agreement shall be treated by the parties hereto as an adjustment to the Purchase Price.

Section 12.07                      Exclusive Remedies.  Buyer and Seller acknowledge and agree that, if the Closing occurs, the indemnification provisions of this Article XII shall be the sole and exclusive remedies of Buyer and Seller for any breach of the representations or warranties or nonperformance of any covenants and agreements of Buyer or Seller contained in this Agreement or any Ancillary Agreement, and neither party shall have any liability to the other party under any circumstances for special, indirect, consequential, punitive or exemplary damages, or lost profits, diminution in value or any damages based on any type of multiple of earnings of any Indemnified Party; provided, however, that nothing contained in this Agreement shall relieve or limit the liability of either party from any liability or Losses arising out of or resulting from fraud or intentional breach in connection with the transactions contemplated in this Agreement or the Ancillary Agreements.

ARTICLE XIII
GENERAL PROVISIONS

Section 13.01                      Expenses.  Except as may be otherwise specified herein or in the LMA, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 13.02                      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received (a) on the date of personal delivery, (b) on the date of transmission, if sent by facsimile, or (c) one Business Day after having been dispatched via a nationally recognized overnight courier service, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.02):

If to Buyer:

Sinclair Television Group, Inc
10706 Beaver Dam Road
Cockeysville, MD 21030
Attention:  President
Facsimile:  (410) 568-1533

With a copy, which shall not constitute notice, to:

Sinclair Broadcast Group, Inc
10706 Beaver Dam Road
Cockeysville, MD 21030
Attention:  General Counsel
Facsimile:  (410) 568-1537

If to Seller:

Freedom Communications Holdings, Inc.
17666 Fitch
Irvine, CA 92614
Attention:  President and Chief Executive Officer
Facsimile:  (949) 798-3501

With a copy, which shall not constitute notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
Attention:  Brian J. McCarthy
Facsimile:  (213) 687-5600

Section 13.03                      Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.04                      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.05                      Entire Agreement.  This Agreement, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Seller and Buyer with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein.

Section 13.06                      Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party may assign its rights under this Agreement without the other party’s prior written consent; provided, however, that Buyer may assign its rights hereunder to an affiliate of Buyer upon written notice to, but without consent of, Seller, provided that (i) any such assignment does not delay or impede processing of the FCC Applications, grant of the FCC Consent, clearance or approval under the HSR Act or any other Antitrust Law or regulation or Closing, (ii) any such assignee delivers to Seller a written assumption of this Agreement, (iii) Buyer shall remain liable for all of its obligations hereunder, and (iv) Buyer shall be solely responsible for any third party consents necessary in connection therewith (none of which are a condition to Closing); provided further, however, that anything in this Agreement to the contrary notwithstanding, Parent and Operating Company shall have the right (without the prior written consent of Buyer), at any time, and in its sole discretion, to assign for security interest purposes any or all of its rights under this Agreement to any lender providing financing to Parent, Operating Company or any of their permitted assigns, or any Affiliates of Parent, Operating Company or their permitted assigns (Parent, Operating Company, such assigns, and such Affiliates, collectively, the (“Parent Parties”)) and, upon the occurrence and during the continuance of any event of default under the financing agreements between any such lender and a Parent Party, and only in such circumstances, such lender may exercise any or all of the rights, interests, and remedies of any of the Parent Parties under this Agreement.  No assignment shall relieve a party of any obligation or liability under this Agreement.

Section 13.07                      No Recourse.  Notwithstanding any of the terms or provisions of this Agreement, Seller, on the one hand, and Buyer, on the other hand, agree that neither it nor any Person acting on its behalf may assert any claims or cause of action against any employee, officer, director, member or trustee of the other party or stockholder, member or trustee of such other party in connection with or arising out of this Agreement or the transactions contemplated hereby.

Section 13.08                      No Third-Party Beneficiaries.  Except as expressly provided in Article IX, Article XII and Section 13.06, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.09                      Amendments and Waivers.

(a)                                 This Agreement may not be amended or modified except by an instrument in writing signed by Operating Company, the FCC Licensees (only to the extent that any amendment or modification adversely effects the FCC Licensees’ obligations under this Agreement), Buyer and Parent.

(b)                                 At any time prior to the Closing, either party may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance by the other party hereto with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

(c)                                  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.10                      Governing Law; Jurisdiction.  The construction and performance of this Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware without regard to its principles of conflict of law.  The exclusive forum for the resolution of any disputes arising hereunder shall be the Delaware Chancery Court, and each party hereto irrevocably submits to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waives the reference of an inconvenient forum to the maintenance of any such action or proceeding.  Each party agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

Section 13.11                      Specific Performance.  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 13.12                      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.13                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 13.14                      No Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 13.15                      Disclosure Schedules.

(a)                                 The parties acknowledge and agree that (i) matters reflected in the Disclosure Schedules are not necessarily limited to the matters required by the Agreement to be disclosed in the Disclosure Schedules, (ii) the Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of the parties and (iii) the disclosure by Seller of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.  The specification of any dollar amount in the representations and warranties contained in the Agreement or the inclusion of any specific item in the Disclosure Schedules are not intended to imply that such amounts are within or outside the ordinary course of business for purposes of the Agreement.

(b)                                 If and to the extent any information required to be furnished in any section of the Disclosure Schedules is contained in the Agreement or in any section of the Disclosure Schedules, such information shall be deemed to be included in all sections of the Disclosure Schedules to the extent that the relevance of any such information to any other section of the Disclosure Schedules is readily apparent from the text of such disclosure.

(c)                                  Seller has disclosed the information contained in the Disclosure Schedules solely for purposes of the Agreement, and no information contained therein shall be deemed to be an admission by any party thereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER

SINCLAIR TELEVISION GROUP, INC.

By:
Name:
Title:

PARENT

FREEDOM COMMUNICATIONS HOLDINGS, INC.

By:
Name:
Title:

OPERATING COMPANY

FREEDOM BROADCASTING OF MICHIGAN, INC.

By:
Name:
Title:

FREEDOM BROADCASTING OF TEXAS, INC.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

FREEDOM BROADCASTING OF TENNESSEE, INC.

By:
Name:
Title:

FREEDOM BROADCASTING OF FLORIDA, INC.

By:
Name:
Title:

FREEDOM BROADCASTING OF OREGON, INC.

By:
Name:
Title:

FREEDOM BROADCASTING OF NEW YORK, INC.

By:
Name:
Title:

FCC LICENSEES

FREEDOM BROADCASTING OF MICHIGAN LICENSEE, LLC

By:
Name:
Title:

FREEDOM BROADCASTING OF TEXAS LICENSEE, LLC

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

FREEDOM BROADCASTING OF TENNESSEE LICENSEE, LLC

By:
Name:
Title:

FREEDOM BROADCASTING OF FLORIDA LICENSEE, LLC

By:
Name:
Title:

FREEDOM BROADCASTING OF OREGON LICENSEE, LLC

By:
Name:
Title:

FREEDOM BROADCASTING OF NEW YORK LICENSEE, LLC

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]